EXHIBIT 2.1

STOCK AND UNIT PURCHASE AGREEMENT

AMONG

ORION ENERGY SYSTEMS, INC.,

HARRIS MANUFACTURING, INC. AND HARRIS LED, LLC

AND

THE SHAREHOLDERS AND MEMBERS OF HARRIS MANUFACTURING, INC. AND HARRIS LED, LLC

MAY 22, 2013

i

(q)	Definitions	63

SCHEDULES

Schedule 3(a)(iii)	-	Qualification
Schedule 3(a)(v)	-	Corporate Documents
Schedule 3(a)(vi)	-	Capitalization
Schedule 3(d)	-	No Violation
Schedule 3(e)(i)	-	Financial Statements
Schedule 3(e)(iii)	-	Backlog and Budget
Schedule 3(f)	-	Tax Matters
Schedule 3(f)(iii)	-	Tax Audits
Schedule 3(g)	-	Accounts Receivable
Schedule 3(h)	-	Inventory
Schedule 3(i)(i)	-	No Material Adverse Effect
Schedule 3(i)(iv)	-	No Distributions
Schedule 3(i)(vi)	-	No Disposition of Property
Schedule 3(i)(ix)	-	No Amendment of Contracts, Rights
Schedule 3(i)(xi)	-	Credit
Schedule 3(i)(xii)	-	Discharge of Obligations
Schedule 3(i)(xiii)	-	Deferral of Liabilities
Schedule 3(i)(xiv)	-	Accounting Principles
Schedule 3(j)	-	Absence of Undisclosed Liabilities
Schedule 3(k)	-	No Litigation
Schedule 3(l)(i)	-	Compliance with Laws and Orders
Schedule 3(l)(ii)	-	Licenses and Permits
Schedule 3(l)(iii)	-	Environmental Matters
Schedule 3(l)(iv)	-	Government Contracts
Schedule 3(m)(i)	-	Liens
Schedule 3(m)(ii)	-	Condition
Schedule 3(m)(iii)	-	Real Property
Schedule 3(n)(i)	-	Company Insurance Policies
Schedule 3(n)(iii)	-	Certain Insurance Claims
Schedule 3(o)	-	Contracts and Commitments
Schedule 3(p)	-	No Default
Schedule 3(q)	-	Labor Matters
Schedule 3(r)(i)	-	Employee Benefit Plans
Schedule 3(r)(iv)	-	Plan Compliance
Schedule 3(r)(v)	-	Triggering of Obligations
Schedule 3(s)	-	Employees; Compensation
Schedule 3(t)	-	Trade Rights
Schedule 3(u)(i)	-	Major Customers
Schedule 3(u)(ii)	-	Major Suppliers
Schedule 3(u)(iii)	-	Sales Representatives
Schedule 3(v)	-	Product Warranty and Product Liability

v

Schedule 3(w)	-	Certain Relationships to the Companies
Schedule 3(y)	-	Bank Accounts
Schedule 5(n)	-	Accounting Adjustments
Schedule 7(g)	-	Certain Customers
Schedule 10(b)(xiii)	-	Consents to Assignment
Schedule 13(q)	-	Data Site Index

EXHIBITS

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Company Accounting Principles
Exhibit C	-	Share Consideration Calculation
Exhibit D	-	Performance Share Calculation
Exhibit E	-	Holding Period Letter
Exhibit F	-	Form of Employment Agreement
Exhibit G	-	Form of Restricted Stock Agreement

HARRIS MANUFACTURING, INC.
HARRIS LED, LLC
STOCK AND UNIT PURCHASE AGREEMENT
THIS STOCK AND UNIT PURCHASE AGREEMENT (this “Agreement”) is made and effective as of May 22, 2013 (the “Execution Date”) among Orion Energy Systems, Inc., a Wisconsin corporation (“Buyer”), Harris Manufacturing, Inc., a Florida corporation (“HMI”), Harris LED, LLC, a Florida limited liability company (“HLED,” and together with HMI, the “Companies”), and the undersigned shareholders and members of the Companies (collectively, the “Shareholders”).
WHEREAS, the Companies are engaged in the research and development, design, manufacture, assembly, production, marketing, distribution, sale and repair of energy efficient lighting systems and related equipment, parts and accessories (the “Business”); and
WHEREAS, the Companies carry on the Business at the Companies’ facilities located at 4035 Reynolds Boulevard, Green Cove Springs, Florida 32043 (the “Facilities”); and
WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding shares of capital stock of HMI (collectively, the “Shares”) and all of the outstanding units of membership interest of HLED (collectively, the “Membership Units,” and together with the Shares, the “Equity Interests”); and
WHEREAS, Buyer desires to purchase the Equity Interests from the Shareholders, and the Shareholders desire to sell the Equity Interests to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Shareholders wish to designate Sentry Financial Capital Corp. as their agent and attorney-in-fact with the authority to act on their behalf in connection with the transactions contemplated by this Agreement; and
WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 13(q).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.PURCHASE AND SALE OF EQUITY INTERESTS
(a)    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholders, all of the Equity Interests free and clear of all Liens.
(b)    Designated Purchasers. Upon notice to the Shareholders’ Agent, Buyer may assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable to the Shareholders for all obligations of Buyer and any such Designated Purchaser under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant to this Agreement.
2.    PURCHASE PRICE; PAYMENT
(a)    Purchase Price. The purchase price (the “Purchase Price”) for the Equity Interests shall be an amount equal to Eight Million Dollars ($8,000,000); (i) plus the Share Consideration (as defined below); (ii) plus any Performance Shares (as defined below); (iii) minus the Accounting Compliance Fees (as defined below); (iv) minus the amount of any Contract Termination Fees (as defined below); (v) minus the amount, if any, of Funded Indebtedness not paid prior to or as part of the Closing pursuant to Section 2(c); (vi) minus the amount, if any, agreed to pursuant to Section 5(k) and 5(n); and (vii) plus the amount, if any, by which the Net Working Capital, as derived from the Final Closing Balance Sheets, is greater than Target Working Capital or minus the amount, if any, by which the Net Working Capital, as derived from the Final Closing Balance Sheets, is less than Target Working Capital.
(b)    Payment. The Purchase Price shall be paid as follows:
(i)    Cash, Note, and Share Consideration to the Shareholders’ Agent. At the Closing, Buyer shall deliver to the Shareholders’ Agent: (A) cash in an amount equal to Five Million Dollars ($5,000,000.00), minus any reductions pursuant to Section 2(a)(iii), (iv), (v) or (vi) above, plus the amount, if any, by which the Net Working Capital derived from the Estimated Closing Balance Sheet is greater than the Target Working Capital or minus the amount, if any, by which the Net Working Capital derived from the Estimated Closing Balance Sheet is less than the Target Working Capital; (B) Buyer’s subordinated unsecured promissory note payable to the Shareholder’s Agent (for the benefit of each Shareholder) in the aggregate principal amount of Three Million Dollars ($3,000,000), in the form attached hereto as Exhibit A (the “Promissory Note”) and totaling Three Million Dollars ($3,000,000); and (C) duly issued stock certificates for and in the name of each Shareholder representing such Shareholder’s Pro-Rata Percentage of the aggregate Share Consideration.
(ii)    Payment of Adjustment Amount. On or before the tenth (10th) Business Day following the determination of the Final Closing Balance Sheet, either: (A)

the Shareholders’ Agent shall be entitled to increase the principal amount of the Promissory Note by the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than the Net Working Capital as derived from the Estimated Closing Balance Sheet; or (ii) Buyer shall be entitled to a credit against any amounts owed pursuant to the Promissory Note equal to the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than the Net Working Capital as derived from the Estimated Closing Balance Sheet. Any such credit may be applied by Buyer in its sole discretion as payments become due.
(c)    Repayment of Funded Indebtedness. Prior to the Closing, the Shareholders shall cause the Companies to repay and discharge all outstanding obligations of the Companies under Funded Indebtedness as of the Effective Time. However, the Shareholders’ Agent shall have the right to cause the repayment of such obligations by instructing Buyer to deduct from the cash portion of the Purchase Price to be delivered to the Shareholders’ Agent at the Closing the amount of such obligations and pay such amounts directly to the obligors in satisfaction of such obligations.
(d)    Method of Payment. All payments of cash under this Article 2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least two (2) business days prior to the time for payment specified hereunder, has designated. All payments of the Purchase Price, including all adjustments thereto, delivered to the Shareholders’ Agent shall be made for distribution by the Shareholders’ Agent among the Shareholders in accordance with their respective Pro-Rata Percentages.
(e)    Determination of Net Working Capital.
(i)    Balance Sheet. As used in this Section 2(e), the term “Balance Sheet” shall mean a schedule in the form of the balance sheet of the Companies showing the carrying values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet. Except for the Recent Balance Sheet (which shall be prepared in accordance with the accounting principles historically used by the Companies as set forth on Exhibit B attached hereto (the “Company Accounting Principles”) and converted by Buyer so that it is in accordance with generally accepted accounting principles in the United States applied in a manner consistent with those used by Buyer in the preparation of its publicly reported financial statements (“GAAP”) (pursuant to Section 5(m)) and except for the Estimated Closing Balance Sheet prepared by the Companies, each Balance Sheet shall be prepared in accordance with GAAP. Each Balance Sheet shall be accompanied by an explanation in reasonable detail of (A) all assets and liabilities included therein, and shall contain (B) a statement calculating the Net Working Capital reflected on such balance sheet and calculated in a manner, in the case of the Recent Balance Sheet and Estimated Closing Balance Sheet prepared by the Companies, consistent with the Company Accounting Principles, and, in the case of the Recent Balance Sheet following conversion as provided in Section 5(m), and in the case of all other Balance Sheets, in accordance with GAAP.
(ii)    Estimated Closing Balance Sheet. Not less than ten (10) Business Days prior to the Closing Date, the Companies and the Shareholders shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer an estimated Balance

Sheet as of the close of business on the Business Day immediately prior to the Closing Date (the “Effective Time”), which shall represent the Companies’ and the Shareholders’ good faith reasonable estimate of the Final Closing Balance Sheet (the “Estimated Closing Balance Sheet”). If Buyer shall object to any of the information set forth on such Estimated Closing Balance Sheet or accompanying explanation as presented by the Companies and the Shareholders, then Buyer and the Shareholders’ Agent shall negotiate in good faith in an attempt to agree upon appropriate adjustments such that such Balance Sheet and accompanying written information reflect a reasonable estimate of the Final Closing Balance Sheet and the Net Working Capital to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, Buyer, Shareholders, and the Companies shall have no obligation to close the transactions contemplated by this Agreement. In connection with the determination of the Estimated Closing Balance Sheet, the Companies and the Shareholders shall provide Buyer with such information and detail as Buyer reasonably requests.
(iii)    Preliminary Closing Balance Sheet. Within thirty (30) days after the Closing, Buyer and the Companies shall prepare, or cause to be prepared in consultation with the Shareholders’ Agent, and deliver to the Shareholders’ Agent a Balance Sheet for the Companies as of the Effective Time (the “Preliminary Closing Balance Sheet”) prepared in accordance with GAAP. The Preliminary Closing Balance Sheet shall be accompanied by a schedule setting forth (A) Buyer’s determination of the amount of the Net Working Capital at the Effective Time calculated based on the relevant amounts reflected on such Preliminary Closing Balance Sheet and (B) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2(b)(i).
(iv)    Review of Preliminary Closing Balance Sheet. After the Preliminary Closing Balance Sheet is delivered to the Shareholders’ Agent pursuant to Section 2(e), the Shareholders’ Agent shall have fifteen (15) days (the “Review Period”) to review and respond to it in accordance with this Section 2(e)(iv). During the Review Period, Shareholders’ Agent and Shareholders’ accountants shall have access during normal business hours to the books and records of the Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Preliminary Closing Balance Sheet and Buyer’s computation of Net Working Capital accompanying such Preliminary Closing Balance Sheet, and to such historical financial information (to the extent in Buyer’s possession or to which Buyer has access) relating to the Preliminary Closing Balance Sheet as Shareholders’ Agent may reasonably request for the purpose of reviewing the Preliminary Closing Balance Sheet and, if applicable, to prepare a Balance Sheet Objection (defined in Section 2(e)(v) below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Companies.
(v)    Objection. If the Shareholders’ Agent determines that some or all of the Preliminary Closing Balance Sheet and/or associated computation of Net Working Capital at the Effective Time have not been prepared in accordance with the requirements set forth in Section 2(e)(i) or Section 2(e)(ii) or contain a substantive error or misstatement, then the Shareholders’ Agent shall inform Buyer on or before the last day of the Review

Period by delivering written notice to Buyer (the “Balance Sheet Objection”) setting forth in reasonable detail a description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet and associated computation of Net Working Capital that the Shareholders’ Agent believes should be made. If no Balance Sheet Objection is delivered to Buyer within such Review Period, then the Shareholders shall be deemed to have accepted the Preliminary Closing Balance Sheet and associated computation of Net Working Capital.
(vi)    Response to Balance Sheet Objection. If a Balance Sheet Objection is delivered to Buyer pursuant to Section 2(e)(v), then Buyer shall have five (5) days (“Buyer’s Response Period”) to review and respond to the Balance Sheet Objection by delivering written notice to the Shareholders’ Agent specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Shareholders’ Agent within the Buyer’s Response Period, then Buyer shall be deemed to have accepted the Balance Sheet Objection.
(vii)    Dispute Resolution Following Objection.
(A)    Negotiation. If Buyer delivers a written notice to the Shareholders’ Agent in response to a Balance Sheet Objection within the Buyer’s Response Period, then Buyer and the Shareholders’ Agent shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet and the associated calculation of Net Working Capital as of the Effective Time (the “Balance Sheet Dispute”).
(B)    Resolution by CPA Firm. If Buyer and the Shareholders’ Agent are unable to resolve the Balance Sheet Dispute within five (5) days following the delivery of a Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or the Shareholders’ Agent may elect to have the Balance Sheet Dispute resolved by Baker Tilly Virchow Krause, LLP, or another nationally recognized firm of independent public accountants as to which Buyer and the Shareholders’ Agent mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 2(e)(i), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review and without regard to any objections of the Shareholders’ Agent or the Shareholders that are not described or referred to in the Balance Sheet Objection), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Balance Sheet requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2(e)(i), and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Balance Sheet and the Balance Sheet Objection.
(C)    Payment of Fees of CPA Firm. If the Net Working Capital as derived from the relevant amounts reflected on the Final Closing Balance Sheet is closer in amount to the Net Working Capital as reflected in the Balance Sheet Objection than to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2(e)(vii)(B). If the Net Working Capital as derived from the relevant amounts reflected on the Final Closing Balance Sheet is closer in amount to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet than to the Net Working Capital as reflected in the Balance Sheet Objection, then the Shareholders shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2(e)(vii)(B). If the difference between the Net Working Capital as reflected on the Final Closing Balance Sheet and the Net Working Capital as reflected in the Balance Sheet Objection is equal to the difference between the Net Working Capital as reflected on the Final Closing Balance Sheet and the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2(e)(vii)(B) shall be paid one-half by Buyer and one-half by Shareholders.
(viii)    Final Closing Balance Sheet. As used in this Agreement, the “Final Closing Balance Sheet” shall be: (A) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to Buyer prior to the expiration of the Review Period specified in Section 2(e)(iv) above; (B) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if Buyer does not provide the Shareholders’ Agent with a written notice of disagreement in response to the Balance Sheet Objection within the Buyer’s Response Period specified in Section 2(e)(vi); or (C) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and the Shareholders’ Agent and/or (B) the CPA Firm in accordance with Section 2(e)(vii)(B). Notwithstanding any other provision of this Agreement, the Parties agree that the “Reserve for Doubtful Accounts” applied to the Accounts Receivable shown on the Final Closing Balance Sheet shall be Forty Thousand Dollars ($40,000).
(f)    Share Consideration. As used herein, the “Share Consideration” shall mean the number of shares of common stock of Buyer (“Common Stock”) determined by dividing Two Million Dollars ($2,000,000) by the price per share determined in accordance with the methodology set forth on Exhibit C, subject to adjustment as provided herein.
(g)    Performance Shares. After Closing, Buyer shall deliver to Shareholders’ Agent such number of shares of Common Stock (if any), at such times and in such amounts as are determined in accordance with the Performance Share Calculation attached hereto as Exhibit D, subject to adjustment as provided herein (the “Performance Shares”). For the avoidance of doubt, nothing set forth in this Agreement shall be construed to waive Buyer’s obligation of good faith and fair dealing, including with respect to bad faith actions to cause Companies to fail to meet the 2013 Target and 2014 Target (as such terms are defined in Exhibit D) for purposes of causing Shareholders to not receive Performance Shares.
(h)    Allocation of Purchase Price. The Parties agree that: (A) up to an aggregate of $200,000 of the cash portion of the Purchase Price payable by Buyer at Closing shall be allocable to the purchase and sale of the Membership Units; and (B) the entire balance of the Purchase Price (including the Promissory Note, the Share Consideration and the Performance Shares) is allocable to the purchase and sale of the Shares.
(i)    The Parties further acknowledge that the purchase and sale of Membership Units contemplated by this Agreement will be treated under Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) as a sale of Membership Units by the Shareholders and a purchase of the assets of HLED by Buyer. The Parties agree that the portion of the Purchase Price allocable to the Membership Units (and any other applicable items) shall be allocated for all Tax return and reporting purposes among the HLED assets in proportion to their relative book values at the Effective Time (as determined under the Company Accounting Principles) up to those book values, with any excess over the total of such book value allocated to goodwill.
(ii)    Each Party covenants and agrees to file all Tax Returns in a manner consistent with, and not to take a position in any Tax–related audit inconsistent with, this Section 2(h).
3.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANIES
As an inducement to Buyer to execute and deliver this Agreement, except as set forth in the correspondingly numbered section of the Disclosure Schedule, the Companies, jointly and severally, and each Shareholder, severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing and shall survive the consummation of the transactions contemplated hereby; provided, however, to the extent the representations and warranties set forth Section 3(b) (Shareholders), Section 3(c) (Authority) and Section 3(z) (Securities) relate to Shareholders, each Shareholder makes such representations and warranty only as to itself.
(a)    Corporate
(i)    Organization. HMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. HLED is a limited liability company duly organized, validly existing and in active status under the laws of the State of Florida.

(ii)    Corporate Power. HMI has all requisite corporate power and authority, and HLED has all required limited liability company power and authority, to own, operate and lease their respective assets, to carry on their respective businesses as and where such are currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Companies pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(iii)    Qualification. The Companies are duly licensed or qualified to do business as a foreign corporation, and are in good standing, in each jurisdiction in which the character of the assets owned or leased by them, or the nature of their business, makes such licensing or qualification necessary. Schedule 3(a)(iii) sets forth a correct and complete list of the jurisdictions in which the Companies are duly licensed or qualified to do business as a foreign corporation.
(iv)    No Subsidiaries. The Companies do not own, directly or indirectly, any capital stock or other equity or ownership security of any corporation, limited liability company, partnership or other entity (whether or not such entity is disregarded for Tax purposes).
(v)    Corporate Documents. The Companies have delivered to Buyer correct and complete copies of all of their respective charter, bylaws, operating agreements, shareholders agreements, and similar organizational documents, including any amendments thereto (collectively the “Governance Documents”). The corporate record minute books of HMI made available to Buyer are accurate, correctly reflect all corporate actions set forth therein, and include all records of minutes of the Board of Directors and shareholders of HMI in Companies’ and Shareholders’ possession or control. All stock records of HMI made available for Buyer’s inspection are correct and complete. The limited liability company record minute books of HLED made available to Buyer are accurate, correctly reflect all limited liability company actions set forth therein, and include all records of minutes of the managers and members of HLED in Companies’ and Shareholders’ possession or control. All stock records of HMI and all ownership records of HLED made available for Buyer’s inspection are correct and complete. Set forth in Schedule 3(a)(v) is a correct and complete list of the directors, managers and officers of the Companies.
(vi)    Capitalization.
(A)    The authorized capital stock of HMI consists entirely of 20,000,000 shares of common stock, par value $.001 per share. No shares of such capital stock are issued or outstanding except for 16,545,001 shares of common stock of HMI, which are owned of record and beneficially by the Shareholders in the respective numbers set forth in Schedule 3(a)(vi). All Shares are validly issued, fully paid and nonassessable. There are no securities convertible into or exchangeable for any capital stock or other securities of HMI. Except as provided in the Governance Documents and this Agreement, there are no: (I) options, warrants or other rights to purchase or subscribe to capital stock or other securities of HMI or securities that are convertible into or exchangeable for capital stock or other securities of HMI; or

(II) contracts, commitments, agreements, understandings or arrangements of any kind to which HMI or any shareholder is bound relating to the future issuance, sale or transfer of any capital stock or other securities of HMI, any such convertible or exchangeable securities or any such options, warrants or other rights.
(B)    The authorized number of Membership Units of HLED is not limited. No Membership Units of HLED are issued or outstanding except for 10,000 Membership Units of HLED, which are owned of record and beneficially by the Shareholders in the respective numbers set forth in Schedule 3(a)(vi). All Membership Units are validly issued, fully paid and nonassessable. There are no securities convertible into or exchangeable for any Membership Units or other securities of HLED. Except as provided in the Governance Documents and this Agreement, there are no (I) options, warrants or other rights to purchase or subscribe to Membership Units or other securities of HLED or securities that are convertible into or exchangeable for Membership Units or other securities of HLED; or (ii) contracts, commitments, agreements, understandings or arrangements of any kind to which HLED or any member is bound relating to the future issuance, sale or transfer of any Membership Units or other securities of HLED, any such convertible or exchangeable securities or any such options, warrants or other rights.
(C)    Each Shareholder has, and at the Closing Buyer will receive good and marketable title to, the Equity Interests of such Shareholder, free and clear of all Liens except Liens resulting from the actions of the Buyer.
(D)    Schedule 3(a)(vi) also sets forth the respective Pro-Rata Percentages of each Shareholder.
(b)    Shareholders. Each Shareholder who is an individual is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each Shareholder that is an entity is duly organized, validly existing and in good or active standing under the laws of the state of its incorporation or organization, has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby, and is duly licensed or qualified to do business in each jurisdiction where such licensing or qualification is necessary.
(c)    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Companies or any Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by HMI and its shareholders and HLED and its members (including the Shareholders in their personal capacities). No other or further act or proceeding on the part of the Companies or their shareholders or members (including the Shareholders in their personal capacities) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Companies or the Shareholders pursuant hereto or the consummation of the transactions contemplated hereby and thereby. The Companies and the Shareholders have delivered to Buyer correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Companies or any Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Companies or any Shareholder pursuant hereto will constitute, valid and binding agreements of the Companies and/or the Shareholder(s), as the case may be, enforceable in accordance with their respective terms.
(d)    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Companies or any Shareholder pursuant hereto nor the consummation by the Companies or any Shareholder of the transactions contemplated hereby and thereby (i) will violate any applicable statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”) applicable to the Companies or Shareholders; (ii) except as required by Regulatory Laws applicable to the Companies or Shareholders, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including under any “plant closing” or similar Law); or (iii) subject to obtaining the consents and providing the notices described in Schedule 3(d), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Equity Securities or any of the material assets of the Companies under, any term or provision of the charter, bylaws, operating agreement or similar organizational documents of the Companies (or of any Shareholder that is a corporation, limited liability company or other entity) or of any material Contract or material restriction of any kind or character to which the Companies or any Shareholder is a party or by which the Companies or any Shareholder or any of their respective assets or properties may be bound or affected.
(e)    Financial Matters.
(i)    Financial Statements. Included as Schedule 3(e)(i) are financial statements of the Companies (collectively, the “Financial Statements”) consisting of: (i) the unaudited, reviewed financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of HMI for each of the calendar years ended December, 2010, 2011 and 2012 (including the notes contained therein or annexed thereto), which financial statements have been reported on by Stevens, Powell & Company, P.A., independent accountants for HMI for such years; (ii) an unaudited, non-reviewed balance sheet and statement of earnings for HLED for the calendar year ended December 31, 2012, which statements were prepared by HLED for internal management purposes only; and (iii) unaudited, non-reviewed combined balance sheet of the Companies as of April 30, 2013 (the “Recent Balance Sheet”), and the related unaudited, non-reviewed statements of earnings and cash flows for the four (4) months then ended. The Financial Statements: (A)

are correct and complete in all material respects as of the respective dates thereof; (B) are prepared from and consistent with such financial statements as have been prepared and used by the Companies in the ordinary course of managing their businesses and measuring and reporting their operating results; (C) were prepared in accordance with the Company Accounting Principles, applied on a consistent basis (and, in the case of interim financial statements, do not include footnote disclosure and are subject to normal and recurring year-end adjustments) and with the books and records of the Companies; and (D) fairly present the assets, Liabilities, results of operations, financial position and cash flows of the Companies as of the dates and for the periods indicated.
(ii)    Internal Accounting Controls. The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Notwithstanding the forgoing, the Companies make no representation that they are in compliance with all of the internal financial control requirements of the Sarbanes-Oxley Act of 2002 applicable to publicly held companies.
(iii)    Backlog and Financial Plan. Schedule (e)(iii) reflects substantially all of the order backlogs for the Companies. Attached to Schedule (e)(iii) is the 2013 budget of the Companies. Buyer acknowledges and agrees that the foregoing does not constitute a representation or warranty that such projections will be achieved.
(f)    Tax Matters. Except as set forth in Schedule 3(f):
(i)    Provision For Taxes. The provision made for unpaid Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet is sufficient for the payment of all unpaid Taxes of the Companies owed as of the date of the Recent Balance Sheet. All Taxes of the Companies due prior to the Closing Date have been or will be timely paid prior to the Closing Date. The Companies have paid, to the extent required by any Governmental Entity, all of its estimated Taxes for all periods for which a final Tax Return is not yet due. The Companies have duly withheld and paid all Taxes that they are required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Companies.
(ii)    Tax Returns Filed. All Tax Returns required to be filed by or on behalf of the Companies have been timely filed and, when filed, were correct and complete in all material respects. Correct and complete copies of all income Tax Returns and other material Tax Returns filed by the Companies for each of its three (3) most recent calendar years have been delivered to Buyer. The Companies are currently not the beneficiary of any extension of time within which to file any Tax Return.

(iii)    Tax Audits. No Claim has been made since December 31, 2009 by any Governmental Entity in a jurisdiction in which the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Tax Returns of the Companies that are under audit or have been audited by any Governmental Entity since December 31, 2009 are set forth in Schedule 3(f)(iii). The Companies have not received from any Governmental Entity any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by the Companies. The Companies have delivered to Buyer correct and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by the Companies since December 31, 2009. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of the Companies. There is no dispute or claim concerning any Tax of the Companies either (A) claimed or raised by any Governmental Entity or (B) as to which any of the Shareholders or the directors and officers (and employees responsible for Tax matters) of the Companies have Knowledge based upon personal contact with any agent of any Governmental Authority.
(iv)    Consolidated Group. The Companies have never been a member of an affiliated group of corporations that filed a consolidated tax return.
(v)    No Tax Liens. The Companies are not subject to any Liens for Taxes other Liens for Taxes not yet due and payable.
(vi)    Tax Positions. Each of the Companies has disclosed on its federal income Tax Returns since December 31, 2009 all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”). Since January 1, 2008, the Companies have not received a Tax opinion with respect to any transaction relating to the Companies other than a transaction in the ordinary course of business. The Companies are not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction relating to the Companies. The Companies are not party to an understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code.
(vii)    Consents and Rulings. The Companies have not (A) applied for any Tax ruling since December 31, 2009, (B) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of any state, municipal, county, local, foreign, supranational or other Tax Law) or any other Contract with any Tax authority since December 31, 2009, (C) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (D) made any payments, or been a party to a Contract (including this Agreement) that could obligate it on or after the Closing Date to make payments under Section 409A of the Code or that will not be deductible because of Section 162(m) or Section 280G of the Code, (E) been a party to any agreement the principal purpose of which is to allocate to the Companies the Tax obligations of others or to require the Company to indemnify for the Tax liabilities of others (a “Tax-Sharing Agreement”); or (F) filed or made any election for federal income Tax purposes under Section 108, 338, 441, 471, 1017, 1033 or 4977 of the Code.
(viii)    Real Property Holding Company. The Companies are not a “United States real property holding company” within the meaning of Section 897 of the Code.
(ix)    Accounting Methods. The Companies have not agreed, nor are they required to make, any adjustment under Section 263A, 481 or 482 of the Code (or any corresponding or similar provision of any state, municipal, county, local, foreign, supranational or other Tax Law) by reason of a change in accounting method or otherwise.
(x)    Section 355 Transactions. The Companies have not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
(xi)    Foreign Tax Matters. The Companies do not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. The Companies have not participated in an international boycott, as defined in Section 999 of the Code.
(xii)    Tax Agreements and Arrangements. The Companies are not parties to, and have no obligation under, any Tax Sharing Agreement. The Companies are in compliance with the terms and conditions of all applicable Tax exemptions, Tax Contracts or Tax Orders of any Governmental Entity to which the Companies may be subject or that the Companies may have claimed, and consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No property of the Companies (A) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (B) is “tax-exempt use property” within the meaning of Section 168(h) of the Code. or (C) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.
(xiii)    Effect of Transaction. The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) installment sale or open transaction disposition made on or prior to the Effective Time, (B) prepaid amount received on or prior to the Effective Time, or (C) use of the cash, modified cash or modified accrual method of accounting.
(g)    Accounts Receivables. All accounts receivable and notes receivable of the Companies reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Companies that have arisen since the date of the Recent Balance Sheet: (i) arose out of arm’s length transactions actually made in the ordinary course of business, (ii) are the valid and legally binding obligations of the parties obligated to pay such amounts, (iii) are collectible (net of reserves for doubtful accounts shown on the Recent Balance Sheet in the case of accounts receivable and notes receivable reflected on the Recent Balance Sheet and net of reserves for doubtful accounts shown on the Final Closing Balance Sheet in the case of accounts receivable and notes receivable existing as of the Closing Date) within one hundred-twenty (120) days of invoice and in the ordinary course of business without the necessity of commencing Litigation, (iv) are subject to no counterclaim or setoff and (v) are not in dispute. Schedule 3(g) contains an aged schedule of accounts receivable of the Companies as of April 30, 2013.
(h)    Inventory. All Inventory reflected on the Recent Balance Sheet: (i) is valued in accordance with Company Accounting Principles at the lower of cost (on a LIFO basis) or market and (ii) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 3(h), all Inventory is located at, or is in transit to or from, the Facilities. Except as set forth in Schedule 3(h) (which contains a description of any exceptions and related amounts): (A) all work-in-process contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of business by regular customers of the Companies, (B) neither the Companies nor, to the Companies’ Knowledge, any such customer is in material breach of the terms of any obligation to the other with respect to a material quantity of the Inventory or work-in-process, and (C) to the Companies’ Knowledge, no valid grounds exist for any set off of amounts billable to such customers on the completion of the Contract to which work-in-process relates. Except as set forth in Schedule 3(h), all work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates and will require no rework with respect to services performed prior to the Closing except to the extent labor attributable to such rework has been reasonably taken into consideration in valuing the work-in-process pursuant to Section 2(e). The Companies will have on hand or in transit as of the Closing such quantities of Inventory as are reasonably required to continue the business of the Companies immediately after the Closing consistent with past practice.
(i)    Absence of Certain Changes. Since December 31, 2012, the Companies have conducted their business only in the ordinary course of business consistent with past practice, and there has not been:
(i)    No Material Adverse Effect. Except as set forth on Schedule 3(i)(i), any event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect on the Companies.
(ii)    No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business or material assets of the Companies.
(iii)    No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of the Companies not in the ordinary course of business, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Plan/Agreement or other commitment).
(iv)    No Distributions. Except as set forth on Schedule 3(i)(iv), any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or Membership Units; or any redemption, purchase or other acquisition by the Companies of any capital stock or other securities of the Companies; or any other material payment of any kind to any of the Companies’ shareholders or members, except for regular payments of compensation, benefits under Employee Plans/Agreements applicable to the Companies employees generally and reimbursement of expenses in accordance with the Companies’ expense reimbursement policy.
(v)    No Increase in Affiliate Obligations. Any material increase in the Companies’ investment in, receivables from or payables to any Affiliate of the Companies, other than as between the Companies.
(vi)    No Disposition of Property. Except as set forth on Schedule 3(i)(vi), any sale, lease, grant or other transfer or disposition of any assets of the Companies with an individual value in excess of $10,000 or an aggregate value in excess of $50,000 for any twelve (12) month period, except for the sale of Inventory items in the ordinary course of business consistent with past practice.
(vii)    No Material Acquisitions. Any merger or consolidation with, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business of any person or entity, or any other acquisition of any material assets.
(viii)    No Indebtedness. Any Funded Indebtedness incurred, assumed or guaranteed by the Companies, or any loan or advance made by the Companies other than advances for travel and entertainment to the Companies’ employees in the ordinary course of business.
(ix)    No Amendment of Contracts, Rights. Except as set forth on Schedule 3(i)(ix), and except in the ordinary course of business and consistent with past practice, (A) any entering into, amendment or early termination of any Contract relating to employment to which HMI or HLED is a party; (B) any entering into, amendment or early termination of any Contract between the Companies and any shareholder, director or officer of the Companies (or with any relative, beneficiary, spouse or Affiliate of any such person); (C) any entering into, amendment or early termination of any material Contract to which the Companies is a party; or (D) any release or waiver of any material claims or rights under any Contract to which the HMI of HLED is a party, other than in the ordinary course of business consistent with past practice.
(x)    Loans and Advances. Any loan or advance made by the Companies to any person or entity, other than advances for travel and entertainment made to the Companies’ employees in the ordinary course of business consistent with past practice.

(xi)    Credit. Except as set forth on Schedule 3(i)(xi), any grant of credit by the Companies to any customer (including any distributor) of the Companies on terms or in amounts materially more favorable than those that have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended by the Companies or any other material change of the HMI’s or HLED’s policies or practices with respect to the granting of credit.
(xii)    Discharge of Obligations. Except as set forth on Schedule 3(i)(xii), any discharge, satisfaction or agreement to satisfy or discharge any material Liability of the Companies, other than the discharge or satisfaction in the ordinary course of business of Liabilities reflected on the face of the Recent Balance Sheet and of Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.
(xiii)    Deferral of Liabilities. Except as set forth on Schedule 3(i)(xiii), any deferral, extension or failure to pay any of the material Liabilities of the Companies as and when the same become due or any allowance of the level of the Liabilities of the Companies to increase in any material respect or any prepayment of any of the material Liabilities of the Companies.
(xiv)    Accounting Principles. Except as set forth on Schedule 3(i)(xiv), any material change in the Companies’ financial or Tax accounting principles or methods, except to the extent required by law or the Company Accounting Principles.
(xv)    Commitments. Any entering into, amending or early termination of any Contract to take any of the actions specified in this Section 3(i), other than this Agreement.
(j)    Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3(j), the Companies do not have any material Liabilities, other than Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Companies.
(k)    No Litigation. Except as set forth in Schedule 3(k), there is no Litigation pending or, to the Companies’ Knowledge, threatened against the Companies or their respective shareholders, directors, members, managers or officers (in such capacity) or its business, assets or Liabilities. Schedule 3(k) also identifies all Litigation (other than Litigation filed in small claims courts) to which the Companies or its shareholders, directors, members, managers or officers (in such capacity) have been parties, and all Orders in effect against the Companies, since December 31, 2009.
(l)    Compliance With Laws and Orders.
(i)    Laws and Orders. Except for past violations for which the Companies are not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3(l)(i), the Companies (including their respective business and assets) are and have been in material compliance with all applicable Laws and Orders. Except as set forth in Schedule 3(l)(i), since December 31, 2009, the Companies have not received written notice of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of the Companies with any state or Federal Governmental Entities have been filed and, when filed, were correct and complete. Without limiting the foregoing, neither Companies nor, to the Companies’ Knowledge, any Person acting for or on any of their behalf, has directly or indirectly made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services that is a violation of any material Law and that was made: (A) to obtain favorable treatment in securing business for the Companies, (B) to pay for favorable treatment for the Companies; or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies.
(ii)    Licenses and Permits. The Companies have all material licenses, permits, approvals, registrations, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of their business (as the Companies currently conduct their business) and the operation of the Facilities. All such material government licenses, permits, approvals, registrations, certifications, consents and listings are set forth in Schedule 3(l)(ii) and are in full force and effect. Except for past violations for which the Companies are not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3(l)(ii), the Companies (including their business and assets) are and have been in compliance with all such licenses, permits, approvals, registrations, certifications, consents and listings.
(iii)    Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3(l), except for past violations for which the Companies is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3(l)(iii), the Companies (including their business and assets) are and have been in compliance with all applicable Environmental Laws. Except as set forth in Schedule 3(l)(iii), there is no Litigation pending or, to the Companies’ Knowledge, threatened or anticipated against the Companies relating in any way to any Environmental Laws. To the Companies’ Knowledge, there is no Litigation pending or threatened or anticipated against any other person or entity whose Liability therefor may have been retained or assumed by or could be imputed or attributed to the Companies relating in any way to any Environmental Laws. Except as set forth in Schedule 3(l)(iii), and to the Knowledge of the Companies, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (A) materially interfere with or prevent compliance by the Companies with all applicable Environmental Laws, or (B) give rise to any material Liability of the Companies, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, foreign, or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste. Correct and complete copies of all environmental studies in the possession or control of the Companies or any Shareholder, or to which the Companies or any Shareholder have access, relating to any property with respect to which the Companies may have incurred Liability or for which Liability may be asserted against the Companies have been made available to Buyer. Without limitation, (1) no portion of any of the Real Property has been used as a landfill, (2) to the Companies’ Knowledge, no underground storage tanks are present on any of the Real Property, (3) except as set forth in Schedule 3(l)(iii), no transformers or capacitors containing polychlorinated biphenyls (PCBs) are present on any of the Real Property, and (4) to the Companies’ Knowledge, the Companies have no obligation to conduct any asbestos remediation or otherwise which would reasonably subject HMI or HLED to liability in connection with asbestos contained in or forming a part of any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by the Companies or located on the Real Property.
(iv)    Government Contracts. Except as set forth on Schedule 3(l)(iv), with respect to each Government Contract and each U.S. Government contract bid that, if accepted, would result in a U.S. Government contract to which the Companies are a party (a “Government Bid” identified in Schedule 3(l)(iv)), (a) the Companies have complied in all material respects with the terms and conditions of such Government Contract or Government Bid; (b) the Companies have complied with all requirements of all applicable laws, FAR, or agreements pertaining to such Government Contract or Government Bid; (c) all representations and certifications set forth in or pertaining to such Government Contract or Government Bid were complete and correct in accordance with their terms as of their effective date and the Companies have complied in all material respects with all such representations and certifications; (d) neither a Governmental Entity nor any higher-tiered contractor, subcontractor, or other Person has notified the Companies in writing that the Companies have breached or violated any Law or term and condition pertaining to a Government Contract or Government Bid; (e) no termination for convenience, termination for default, cure notice, or show cause notice is currently in effect pertaining to a Government Contract; (g) except for retainage in the ordinary course of business, no money due to the Companies pertaining to a Government Contract has been withheld or set off; (h) no outstanding disputes or claims exist against the Companies, either by a Governmental Entity, a higher tiered contractor, subcontractor, or other third party, arising under or relating to any Government Contract or Government Bid to which the Companies are a party and (h) each Government Contract is valid and currently in effect. The Companies and Shareholders have not received any notice that the Companies or any of their Affiliates, employees, consultants, or agents is (or has been at any point in the last three (3) years while such Person was an Affiliate, employee, consultant, or agent of the Companies) under administrative, civil, or criminal investigation, indictment or information by any Governmental Entity, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Governmental Contract or Government Bid to which Companies are a party.
(m)    Title to and Condition of Properties.

(i)    Marketable Title. The Companies have good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of their assets (tangible and intangible), free and clear of all Liens, except, (A) in the case of real property, for (1) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet) and (2) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which materially interfere with the conduct of the Companies’ business as currently conducted or materially and adversely affect the marketability of the Companies’ assets (collectively, the “Permitted Real Property Liens”), (B) purchase money security interests in favor of vendors of equipment and inventory, provided such security interests arise pursuant to ordinary course transactions, consistent with past practice, (C) security interests granted in favor of vendors which have shipped product to Companies and have not received payment for the same, provided such security interests arise pursuant to ordinary course transactions, consistent with past practice and Companies are not delinquent with respect to any amounts owed pursuant to such agreements, and (D) security interests with respect to customer agreements with Ford Motor Company pursuant to which lenders have provided financing in connection with the performance of such customer agreements, in each case as are listed on Schedule 3(m)(i). Except for those assets that are subject to the personal property leases set forth in Schedule 3(o) and the other assets set forth in Schedule 3(m)(i), the Companies have good and marketable title to all of their assets. The Companies’ title to their business and material assets will not be affected by the transactions contemplated hereby. None of the Companies’ assets are subject to recovery by any previous owner of such property under any theory of Law or contractual right. Except as set forth in Schedule 3(m)(i), the Companies are not using any material assets or rights that are not owned, licensed or leased by it.
(ii)    Condition. All tangible material assets (real and personal) owned or utilized by the Companies are in good operating condition and repair, free from any defects (ordinary wear and tear excepted and consistent with the age of each such asset), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Companies as conducted during the preceding six (6) months. Except as set forth on Schedule 3(m)(ii), all buildings, plants and other structures owned or utilized by the Companies are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, heating, ventilating or air conditioning systems (ordinary wear and tear excepted).
(iii)    Real Property.
(A)    General. The Companies do not own any Real Property. Schedule 3(m)(iii) sets forth all real property leased, used or occupied by the Companies (the “Real Property”). No person or entity has any right or option to acquire or lease any of the Companies’ interest in the Real Property. To the Companies’ Knowledge, there is not (1) any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property arising by, through or under the Companies, (2) any structure or improvement located on any Real

Property that encroaches on or over the boundaries of neighboring or adjacent properties, or (3) any structure of any other person or entity that encroaches on or over the boundaries of any Real Property.
(B)    Compliance. To the Companies Knowledge, the use of the Real Property as currently used by the Companies is a permitted use by right in the applicable zoning classification and to the Companies’ Knowledge is not a nonconforming use or a conditioned use, and no variances are needed and to the Companies’ Knowledge none have been granted with respect to the Real Property. There are currently in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted.
(C)    Access, Assessments and Utilities. To the Companies’ Knowledge, and except as set forth on Schedule 3(m)(iii), no fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to a public road, and, to the Companies’ Knowledge, there is no pending or, threatened or anticipated restriction or denial, governmental or otherwise, upon such ingress and egress. To the Companies’ Knowledge, no public improvements are pending or, to the Companies’ Knowledge, planned that may result in special assessments against or otherwise materially adversely affect any Real Property. The Companies have no Knowledge of any (1) planned or proposed increase in assessed valuations of any Real Property, (2) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (3) condition or defect that could give rise to an Order of the sort referred to in subclause (2). All electric, gas, water, sewage, communications and other utilities necessary to conduct the Companies’ business on the Real Property are sufficient for the normal operations of the Companies. To the Companies’ Knowledge, there is no existing, proposed or contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current or planned use or occupancy of the Real Property.
(D)    No Condemnation, Expropriation or Similar Action. To the Companies’ Knowledge, neither the whole nor any portion of the business or assets of the Companies are subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the Companies’ Knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.
(n)    Insurance.
(i)    Policies. Schedule 3(n)(i) sets forth a correct and complete list of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to the Companies’ business, assets or Liabilities (collectively, the “Company Insurance Policies”). Schedule 3(n)(i) includes, without limitation, the carrier, description of coverage, date of expiration and limits of coverage with respect to each the Company Insurance Policy. The Companies has delivered correct and complete copies of each Company Insurance Policy to Buyer.
(ii)    Nature; Validity. Since December 31, 2009, all products liability and general liability policies maintained by or for the benefit of the Companies have been “occurrence” policies and not “claims made” policies. To the Companies’ Knowledge, all Company Insurance Policies are valid, outstanding and enforceable policies. The Companies have not received any written notice of cancellation or termination with respect to any Company Insurance Policy, and to the Companies’ Knowledge, no event or condition exists or has occurred that could result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. None of the insurance carriers providing coverage under the Company Insurance Policies has declared bankruptcy or provided notice of insolvency to the Companies or any Shareholder. Except for bonding purposes, since January 1, 2008, to the Companies’ Knowledge, the Companies have not received written notice of denial of insurance coverage with respect to any of their assets or business where the Companies would have a reasonable basis to believe such denial is related to the operation or conduct of the Companies’ business. No Company Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. The Companies have not received any written notice from or on behalf of any insurance carrier issuing any Company Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Company Insurance Policy.
(iii)    Claims. To the Companies’ Knowledge, the Companies have duly and timely made all claims that each has been entitled to make under each Company Insurance Policy. There is no claim by the Companies pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Companies’ Knowledge, there is no basis for denial of any pending claim under any Company Insurance Policy. Schedule 3(n)(iii) also sets forth a correct and complete list of all claims in excess of Twenty Thousand Dollars ($20,000) (or its foreign currency equivalent as of the date hereof) that are pending under each Company Insurance Policy.
(o)    Contracts and Commitments. Except as set forth in Schedule 3(o) or respect to Contracts between the Companies as to which the Companies are the only parties:
(i)    Real Property Leases. The Companies (whether as lessor or lessee) have no Contracts for the lease or occupancy of Real Property.
(ii)    Personal Property Leases. The Companies (whether as lessor or lessee) have no Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of Twenty-Five Thousand

Dollars ($25,000) (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than twelve (12) months.
(iii)    Purchase Commitments. The Companies have no Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. The Companies have no Contracts relating to the purchase of Inventory except those made in the ordinary course of business at arm’s length. The Companies have no Contracts relating to the purchase of Inventory that, together with amounts on hand, constitute more than twelve (12) months normal usage. The Companies have no Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining consideration, termination charge or other expenditure on the part of such Company in excess of Twenty-Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof).
(iv)    Sales Commitments. The Companies have no sales Contracts that aggregate in excess of One Hundred Thousand Dollars ($100,000) (or its foreign currency equivalent as of the date hereof) in sales to any one customer or group of affiliated customers. The Companies have no sales Contracts except those made in the ordinary course of business at arm’s length. The Companies have no sales Contracts that aggregate in excess of One Hundred Thousand Dollars ($100,000) (or its foreign currency equivalent as of the date hereof) in sales that are for a sales price that would result in a loss to the Companies (after giving effect to full amortization of historic overhead and selling, general and administrative expenses).
(v)    Contracts for Services. The Companies have no Contract with any director, officer, employee, agent, consultant or other third party performing personal services for the Companies that is not cancelable by the Companies on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever or under which the Companies could incur remaining obligations in excess of Twenty-Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof).
(vi)    Powers of Attorney. The Companies have not given a power of attorney or proxy that is currently in effect to any person or entity.
(vii)    Collective Bargaining Agreements. The Companies have no collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.
(viii)    Loan Agreements. The Companies have no loan Contract, promissory note, letter of credit, bank guarantee, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Funded Indebtedness, as a signatory, guarantor or otherwise.
(ix)    Guarantees. The Companies have not guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under

Contracts entered into by the Companies in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity.
(x)    Governmental Contracts. The Companies have no Contract with any Governmental Entity.
(xi)    Agreements Relating to the Company Trade Rights. The Companies have no consulting, development, joint development or similar Contract for consideration in excess of Twenty-Five Thousand Dollars ($25,000) relating to, or any Contract requiring the assignment of any interest in, any of the Company Trade Rights, except for license agreements of non-customized commercially available off-the-shelf software subject to “shrink wrap” or “click wrap” license agreements.
(xii)    Disclosure of Certain Contracts. Other than Contracts that have been made available to Buyer and listed on the DataSite Index, Companies have no Contract (A) prohibiting or restricting the Companies or any of their employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting them from carrying on any business anywhere in the world, (B) relating to the location of employees or a minimum number of employees to be employed by the Companies, (C) containing any “most favored nation,” “most favored customer” or similar provisions or (D) granting any type of exclusive rights to any person or entity.
(xiii)    Other Material Contracts. The Companies have no other Contract of any nature (i) involving any remaining consideration or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof), (ii) involving any remaining performance over a period of more than twelve (12) months or (iii) that is otherwise individually material to the operations of the Companies.
(p)    No Default. The Companies are not in default in any material respect under any material Contract to which they are a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Companies’ obligations thereunder or result in the creation of any Lien on any of the capital stock or other equity or ownership securities (including the Shares), or any of the assets, of the Companies. Except as set forth on Schedule 3(p), to the Companies’ Knowledge, no third party is in default in any material respect under any Contract to which the Companies are a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Contract to which the Companies are a party or otherwise bound is in full force and effect and is to the Companies’ Knowledge a valid and binding agreement enforceable against the Companies and, to the Companies’ Knowledge, the other party or parties thereto in accordance with its terms.
(q)    Labor Matters. Since December 31, 2009, the Companies have not experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which the Companies are not subject to any current Liability and cannot become subject to any future Liability, except as set forth on Schedule 3(q), since December 31, 2009 the Companies are and have been in compliance with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and the Companies have not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or, to the Companies’ Knowledge, threatened or anticipated against the Companies. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Companies’ Knowledge, threatened or anticipated against the Companies. To the Companies’ Knowledge, there is no secondary boycott pending, threatened or anticipated with respect to any products or services of the Companies. No question concerning representation relating to the employees of the Companies is pending or, to the Companies’ Knowledge, is threatened or anticipated. No labor grievance that might have a Material Adverse Effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Companies, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending. There are no pending or, to the Companies’ Knowledge, threatened or anticipated administrative charges or court complaints against the Companies concerning alleged employment discrimination or other employment-related matters. Since the date of the Recent Balance Sheet, the Companies have not had any adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which its business is conducted.
(r)    Employee Benefit Plans.
(i)    Disclosure. Schedule 3(r)(i) sets forth a correct and complete list of all plans, programs, Contracts, policies and practices currently providing benefits or otherwise applicable to any current or former director, employee or independent contractor of either of the Companies, or beneficiary or dependent thereof, sponsored or maintained by either of the Companies or any ERISA affiliate, to which either of the Companies has contributed since December 31, 2009, contributes or is obligated to contribute, or under which either of the Companies or any ERISA affiliate had since December 31, 2009, has or may have any Liability, including without limitation any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, “golden parachutes,” collective bargaining agreements, and “employee benefit plans” (as defined in Section 3(3) of ERISA), or written Contracts (collectively, the “Employee Plan/Agreements”). With respect to each Employee Plan/Agreement, to the extent applicable, the Companies have listed on the DataSite Index and made available to the Buyer a correct and complete copy of (A) the current plan document or other governing Contract (including any amendments thereto) or a description of any unwritten plan, (B) the most recently distributed summary plan description, together with each summary of material modifications required by ERISA, (C) each trust or other funding Contract, custodial Contract, administrative Contract, investment policy, insurance policy or other Contract applicable to the Employee Plan/Agreement, (D) the most recently received IRS determination letter or

IRS opinion letter (in the case of a prototype plan) and (E) the most recently prepared financial statements.
(ii)    Multiemployer and Funded Plans. Neither the Companies nor any ERISA Affiliate has contributed or been obligated to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or any plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Companies nor any Person who is considered a single employer with the Companies has had since January 1, 2008, or will have any liability, contingent or otherwise, with respect to such a multiemployer plan or to a plan subject to Title IV of ERISA or Section 412 of the Code. None of the Employee Plan/Agreements is a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Companies beyond their termination of employment, other than (A) coverage mandated by Sections 601 et seq. of ERISA and 4980B(f) of the Code or similar state Law, (B) conversion rights required by state insurance Law or (C) extension of coverage to the end of the month in which termination occurs pursuant to the terms of such Employee Plan/Agreement.
(iii)    Prohibited Transactions. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Companies or any of their assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.
(iv)    Compliance. Except as set forth in Schedule 3(r)(iv): (A) each Employee Plan/Agreement is and has been in compliance in form and operation with its own terms in all material respects and in compliance in form and operation with all applicable Laws in all material respects, and the Companies, to the extent due, have timely made all contributions thereto due prior to the Effective Date; (B) all material notices, reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided; (C) there is no Litigation pending or, to the Companies’ Knowledge, threatened with respect to any Employee Plan/Agreement or against the assets of any Employee Plan/Agreement nor has there been in the past six years any material dispute with or investigation by any Governmental Entity with respect to any Employee Plan/Agreement; (D) each Employee Plan/Agreement intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter; (E) no person or entity has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to an Employee Plan/Agreement; and (F) the

Companies and the relevant plan administrator if other than the Companies have at all relevant times properly classified each provider of services to the Companies as an employee, temporary employee or independent contractor, as the case may be, for all purpose relating to each Employee Plan/Agreement for which such classification could be relevant.
(v)    No Triggering of Obligations. Except as set forth in Schedule 3(r)(v), neither the signing of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event) will, with respect to any Employee Plan/Agreement (A) entitle any current or former employee of the Companies to severance pay, unemployment compensation or, except as expressly provided in this Agreement, any other payment, (B) accelerate the time of payment or vesting, or increase the amount, of compensation or other benefits due to any such employee or former employee under any Employee Plan/Agreement, (C) trigger the funding of any trusts or (D) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
(vi)    No Other Binding Commitments. The Companies have no announced plan or legally binding commitment to create any additional Employee Plan/Agreements or to amend or modify any existing Employee Plan/Agreement except as provided by this Agreement.
(s)    Employees; Compensation. Schedule 3(s) contains a correct and complete list of: (i) all current employees of the Companies as of the Execution Date, (ii) each such employee’s title and location of employment, (iii) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), and (iv) each such employee’s current annualized rate of compensation including 2013 expected bonuses and incentives. For purposes of subclause (iv), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee. Schedule 3(s) also contains a correct and complete list by location in the United States of the number of former employees of the Companies whose employment was terminated within the eighteen (18) month period preceding the date hereof. Schedule 3(s) also contains a correct and complete list of all employees and former employees who are qualified beneficiaries eligible for COBRA continuation coverage benefits under any Employee Plan/Agreement that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA).
(t)    Trade Rights. Schedule 3(t) contains a correct and complete list of the Company Trade Rights (to the extent susceptible to listing) that are material to the business of the Company. Schedule 3(t) also specifies which of those material Company Trade Rights are registered and the jurisdictions in which such Company Trade Rights are registered. There are no registrations of Company Trade Rights and all applications for Company Trade Rights have been prosecuted in good faith as required by law, are in good standing and title is in the name of Companies, and all annuity, maintenance, renewal and other fees relating to applications are current. The Companies do not require any material Trade Rights that they do not already have to conduct their respective businesses as currently conducted. The Companies are not infringing and have not infringed any Trade Rights of another, nor to the Companies’ Knowledge is there any basis upon which a claim or challenge for infringement could be made. To the Companies’ Knowledge, no person or entity is infringing or has infringed any of the Company Trade Rights. To the Companies’ Knowledge there are no pending patent applications belonging to others that would be infringed by the Companies if a patent that included such claims were granted on such pending applications. Except as set forth in Schedule 3(t), the Companies have not granted any license or made any assignment of any of the Company Trade Rights, and no person or entity other than the Companies have any right to use any of the Company Trade Rights. Except as set forth in Schedule 3(t), the Companies do not pay any royalties or other consideration for the right to use any Trade Rights of others. All Trade Rights of the Companies that are used by the Companies are valid, enforceable and in good standing. No methods, processes, procedures, apparatus or equipment used or held for use by the Companies use or include any proprietary or confidential information or any trade secrets misappropriated from another. The Companies have no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of the Companies.
(u)    Customers; Suppliers; Dealers and Distributors.
(i)    Major Customers. Schedule 3(u)(i) contains a correct and complete list of the twenty (20) largest customers, including distributors, of the Companies for each of the two (2) most recent fiscal years (determined on the basis of the total recapitalization, joint venture or otherwise amount of net sales) showing the total recapitalization, joint venture or otherwise amount of net sales to each such customer during each such year. The Companies have not received written notice that any of the customers described in Schedule 3(u)(i) will not continue to be customers of the Companies after the Closing.
(ii)    Major Suppliers. Schedule 3(u)(ii) contains a correct and complete list of (A) the twenty (20) largest suppliers to the Companies for each of the two (2) most recent fiscal years (determined on the basis of the total recapitalization, joint venture or otherwise amount of purchases) showing the total recapitalization, joint venture or otherwise amount of purchases from each such supplier during each such year, and (B) each supplier from which the Companies acquired a particular good or service only from such supplier where the total recapitalization, joint venture or otherwise amount of purchases from such supplier in respect of such particular good or service exceeded One Hundred Thousand Dollars ($100,000) (or its foreign currency equivalent as of the date hereof) for each of the two (2) most recent fiscal years. The Companies have not received written notice that any of the suppliers described in Schedule 3(u)(ii) will not continue to be suppliers to the Companies after the Closing.
(iii)    Sales Representatives. Schedule 3(u)(iii) contains a correct and complete list of all sales representatives of the Companies and other third parties performing similar functions for the Companies. Copies of all sales representative Contracts and policy statements to which the Companies are a party have been made available to Buyer and are listed on the DataSite Index. The Companies have no Contract with any reseller, dealer, distributor, franchisee or other third party acting in a similar capacity that is not listed on the DataSite Index. The Companies have paid all commissions and other amounts due to each such sales representative. Except as set forth in Schedule 3(u)(iii) the Companies have not terminated their engagement or other relationship with any sales representative, reseller, dealer, distributor, franchisee or other third party acting in a similar capacity in the previous three (3) years.
(v)    Product Warranty and Product Liability. Schedule 3(v) contains a correct and complete copy of the Companies’ standard warranty or warranties for sales of Products/Services provided since December 31, 2009, and except as expressly set forth therein, there have been no material deviations from such standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products/Services provided since December 31, 2009 under which the Companies could have any material additional Liability. Schedule 3(v) also contains a description of all pending warranty claims involving the Companies where the amount in question exceeds, or is reasonably likely to exceed, Ten Thousand Dollars ($10,000), and all such pending warranty claims are accurately accrued for and reflected on the Recent Balance Sheet to the extent required by Company Accounting Principles. Since December 31, 2009, the Companies have not made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming exceeding Ten Thousand Dollars ($10,000) (or its foreign currency equivalent as of the date hereof) in each case. Since January 1, 2007, the Companies have not undertaken any field fix, replacement or recall campaign with an aggregate cost to Companies in excess of One Million Dollars ($1,000,000).
(w)    Certain Relationships to the Companies. No Affiliate of the Companies have any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with the Companies in connection with the operation of, or is competitive with, the Companies’ business; or (ii) any property, asset or right that is used by the Companies. All obligations of any Affiliate of the Companies to the Companies, and all obligations of the Companies to any Affiliate of the Companies, are described in Schedule 3(w).
(x)    Assets and Services Necessary to Business. Except for Inventory items sold by the Companies in the ordinary course of business consistent with past practice, the Companies have all material property, assets and rights, tangible and intangible (including Trade Rights), that the Companies used, held for use or acquired for use in the operations of its business during the six (6) month period immediately preceding the date hereof, and the Companies’ property, assets and rights will comprise all material property, assets and rights, tangible and intangible (including Trade Rights), that the Companies used, held for use or acquired for use in the operations of its business from the date hereof until and through the Closing Date. Such property, assets and rights include all of the property, assets and rights, tangible and intangible (including Trade Rights), necessary to permit the Companies to carry on the Business as conducted during the six (6) month period preceding the Closing.
(y)    Bank Accounts. Schedule 3(y) sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Companies maintain a safe deposit box, lock box or checking, savings, custodial or other account, and the type of each such account.

(z)    Certain Securities Law Matters. Each of the Shareholders represent that he, she or it has sufficient knowledge and experience in financial and business matters that he, she or it is capable of evaluating the economic risks of an investment in the Common Stock to be received, as contemplated by Rule 506 of Regulation D promulgated under the Securities Act. Each of the Shareholders represents that his, her or its financial condition is currently adequate to bear the economic risks of an investment in the Common Stock. The Shareholders each acknowledge that he, she or it has received the Disclosure Document (as described below), including the opportunity to ask questions and receive answers about Buyer and the Common Stock. The Shareholders are acquiring the Common Stock subject hereto solely based upon their investigation of the business and financial affairs of Buyer and the representations and warranties made by Buyer in this Agreement and not in reliance upon any written or oral statements made by any other person (which statements, if made, have not been authorized by Buyer). Each of the Shareholders acknowledges and confirms that he, she or it has made an independent review and investigation of the business, financial condition and risk factors of Buyer; that he, she or it, either along or with his, her or its financial advisors, has the necessary background and expertise to evaluate the same; he, she or it is thoroughly familiar with the energy efficient lighting and efficient energy systems industry, and recognizes that it is an extremely competitive industry; that he, she or it has examined and considered in detail such information, documentation and financial statements and reports which he, she or it deems necessary and material to such review and investigation including, without limitation, the most recent annual report of Buyer filed on Form 10-K and the most recent quarterly report of Buyer filed on Form 10-Q; that he, she or it has had access to and the opportunity to inspect any and all records, instruments, documents, financial statements, reports and budgets and other information which he, she or it deemed necessary and material in such determination; that he, she or it has had the opportunity to carefully review the “Risk Factors” set forth in the Disclosure Document and to ask questions of and receive answers to such questions from Buyer, and to obtain any additional information which he, she or it requested; that no written or oral statements were made or other financial projections or estimates furnished to him, her or it by or on behalf of Buyer as to future profitability of Buyer or the future value of Common Stock; and that that he, she or it understands and acknowledges that the Common Stock will not be registered and may only be sold or transferred in compliance with Rule 144 of the Securities Act of 1933.
(aa)    Certain Transactions. Neither the Companies nor any of its Affiliates has purchased any capital stock or other equity or ownership securities of the Companies during the two (2) year period immediately preceding the date hereof. The Companies have not acquired any portion of the capital stock or other equity or ownership securities, or any material portion of the assets, of any entity or other business organization or division thereof (whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise) during the five (5) year period immediately preceding the date hereof.
(bb)    No Brokers or Finders. Neither the Companies nor any of their shareholders, directors, officers, members, managers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.
(cc)    Disclosure. No representation or warranty by the Companies or the Shareholders in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Companies or the Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. Each copy of an original document included in the Disclosure Schedule is a correct and complete copy of such document and includes all exhibits, schedules, amendments, supplements or other modifications to such document. The DataSite Index sets forth a true, correct and complete listing of all documents uploaded by Companies and made available for Buyer’s review via the Dropbox Account identified in Section 13(q).
4.    REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to the Companies and the Shareholders to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Companies and the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing and shall survive the consummation of the transactions contemplated hereby.
(a)    Corporate.
(i)    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.
(ii)    Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms.
(c)    Common Stock. Each share of Common Stock to be issued to the Shareholders in payment of the Purchase Price pursuant to the provisions of this Agreement will be duly and validly authorized for issuance by Buyer and, upon consummation of the transactions contemplated hereby, will be duly and validly issued, fully paid and nonassessable (except as otherwise set forth in this Agreement), and will not be issued in violation of the preemptive rights of any past or present shareholder. At Closing, the Shareholders will be issued such Common Stock free and clear of all Liens, other than Liens created under this Agreement, restrictions arising pursuant to any applicable Laws or by the actions of the Shareholders. All of the shares of Common Stock to be issued pursuant to this Agreement on the Closing Date will be listed on the NYSE MKT.
(d)    Public Filings. The Buyer has made all filings required under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued thereunder (the “SEC Reports”). The Buyer SEC Reports (i) complied with the then-applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, as the case may be, and the rules and regulations of the SEC issued thereunder, and (ii) did not contain as of their respective filing dates (except as amended, and in such cases, as of their amended filing dates) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e)    No Brokers or Finders. Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.
(f)    Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.
5.    COVENANTS PRIOR TO THE CLOSING
(a)    Pre-Closing Access to Information. From the date hereof until the Closing, except as prohibited by applicable Law, the Companies and the Shareholders shall, and shall cause all of the Companies’ officers, employees, agents, independent accountants and advisors to, furnish to Buyer and its representatives, at reasonable times and places, (i) such access to the Facilities as Buyer may from time to time reasonably request, (ii) such access to the assets, books and records of the Companies as Buyer may from time to time reasonably request, and (iii) such access to financial and operating data and other information relating to the Companies and reasonable cooperation with respect to the same as Buyer may from time to time reasonably request, including access to the work papers of the Companies’ independent auditors (with the consent of such auditors, which the Companies and the Shareholders obtained prior to the date hereof), including without limitation such data and other information as Buyer may request in connection with Buyer’s arrangement to have audited such financial statements for the Companies as Buyer is required to file with the Securities and Exchange Commission in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Buyer shall, at its expense, be entitled to inspect, examine, audit and photocopy all of such documents. In addition, during such period, with the prior consent of the Shareholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer and its representatives shall, at its expense, have access to (A) the Real Property for the purpose of conducting environmental investigations, and (B) the suppliers, customers, officers, employees and agents of the Companies and others having business dealings with the Companies for the sole purpose of performing Buyer’s due diligence investigation.
(b)    Conduct of Business Pending the Closing. From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement and except as otherwise consented to by Buyer in writing and except as would not have a Material Adverse Effect:
(i)    No Changes. The Companies shall carry on their business only in the ordinary course of business consistent with past practice. Subject to applicable Law, the Companies shall use reasonable efforts to keep Buyer informed as to the operations and activities of the Companies and to consult with representatives of Buyer on material matters relating to or affecting the Companies’ business, assets or Liabilities.
(ii)    Maintain Organization. The Companies shall use Commercially Reasonable Efforts to maintain, preserve, renew and continue in effect the existence the material rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises of the Companies. The Companies shall use their Commercially Reasonable Efforts to preserve their respective businesses intact, to keep available to Buyer its current employees and to preserve for Buyer its current relationships with suppliers, customers, officers, employees and agents of the Companies and others having business dealings with the Companies.
(iii)    No Breach. The Companies shall use Commercially Reasonable Efforts to avoid any act or omission that (A) breaches any material Contract of the Companies, or (B) breaches any representation, warranty or covenant made by the Companies and the Shareholders in this Agreement.
(iv)    No Material Contracts. Subject to applicable Law, the Companies shall not enter into material Contracts of any type, except for Contracts that satisfy each of the following criteria: (i) Contracts that are in the ordinary course of business consistent with past practice; and (ii) Contracts that would not have required disclosure in any Schedule, even if they had been in existence on the date hereof. Subject to applicable Law, the Companies shall not amend in any material respect or terminate any material Contracts of any type, or waive any material rights thereunder, other than in the ordinary course of business consistent with past practice.
(v)    No Corporate Changes. Except as provided in Section 10(b)(xviii), Companies shall not amend their Governance Documents or make any changes in the authorized or issued Equity Securities of the Companies. The Companies shall not issue any additional capital stock or equity interests or enter into any Contract to issue any additional capital stock or equity interests.
(vi)    No Capital Expenditures. The Companies shall not make capital expenditures, nor commit to make capital expenditures, in excess of Seven Thousand Five Hundred Dollars ($7,500) (or its foreign currency equivalent as of the date hereof) in the aggregate.

(vii)    No Cancellation of Claims. The Companies shall not cancel or compromise any material debts or claims other than in the ordinary course of business.
(viii)    Maintenance of Insurance. The Companies shall maintain each insurance policy in effect as of the date of this Agreement or put into effect comparable replacement insurance policies.
(ix)    Maintenance of Property. The Companies shall use, operate, maintain and repair all of their assets in a normal business manner. The Companies shall not sell, lease, grant or otherwise transfer or dispose of any of their material assets, except for the sale of Inventory items in the ordinary course of business consistent with past practice.
(x)    Interim Financials. The Companies shall provide Buyer with such interim monthly financial statements of the Companies and other management reports as the Companies have prepared and used in the ordinary course of managing its business and measuring and reporting its operating results, as and when they are available. Such financial statements shall be prepared in accordance with the representations and warranties set forth in Section 3(e)(i).
(xi)    No Negotiations. Neither the Companies nor any Shareholder shall directly or indirectly (through a representative or otherwise) solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any person or entity other than Buyer relating to the sale or other disposition of all or any material portion of the assets of the Companies or of all or any portion of the Equity Interests of the Companies, in each case, whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise (an “Acquisition Proposal”), and the Companies and the Shareholders shall immediately provide Buyer with written notice of any such Acquisition Proposal, together with copies of any acquisition proposal received by Companies or Shareholders prior to the Closing Date.
(xii)    Trade Rights. Subject to applicable Law, the Companies shall not negotiate or enter into any license of any material Trade Right, whether as licensor or as licensee but the Companies shall make all filings, responses and payments which are due after the date hereof and prior to the Closing.
(xiii)    Tax Elections. The Companies shall not make any elections, or any changes in the current elections, with respect to Taxes.
(xiv)    No Pledge or Transfer of Shares. The Shareholders shall not voluntarily pledge or transfer, or attempt to pledge or transfer, any Equity Securities or other equity or ownership securities of the Companies except to Buyer pursuant hereto.
(xv)    Acquisitions. The Companies shall not acquire (i) any portion of the capital stock or other equity or ownership securities, or any material portion of the assets, of any entity or other business organization or division thereof (whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization, joint venture or otherwise) or

(ii) any other material assets, except for purchases of Inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5(b)(v).
(xvi)    Funded Indebtedness. The Companies shall not incur any additional Funded Indebtedness.
(xvii)    Commitments. The Companies and the Shareholders shall not directly or indirectly enter into any Contract, or make any commitment, with respect to any act or omission that is prohibited by this Section 5(b).
(c)    Further Actions. The Companies and the Shareholders shall use their Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with Buyer with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their Commercially Reasonable Efforts to obtain, transfer or renew prior to the Closing all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Companies that are necessary for the consummation of the transactions contemplated hereby. With regard to consents from, and notices to, third parties to the Contracts set forth in Schedule 3(o) and from third parties identified in Schedules 3(u)(i) and 3(u)(ii), the Companies and/or the Shareholders shall initiate contact to obtain such consents, or to provide such notices, only in conjunction and cooperation with Buyer. Without limiting the foregoing, Shareholders and Companies shall provide all assistance reasonably requested by Buyer with respect to preparation of any financial statements, pro forma financials and other documentation related to the Companies or the transactions contemplated by this Agreement that Buyer determines are necessary or advisable, including without limitation as may be necessary to comply with any applicable Laws; provided, however, that the foregoing shall not obligate Shareholders or Companies to pay any out-of-pocket expenses which are not subject to reimbursement by Buyer; provided, further, that Buyer reserves the right to allocate any reimbursed expense as Accounting Compliance Fees.
(d)    Certain Filings. Each Party shall use Commercially Reasonable Efforts to make or obtain or cause to be made or obtained, in cooperation with the other Parties and to the extent applicable and as promptly as practicable prior to the Closing Date, all approvals, permits, registrations, filings and notices appropriate under applicable Regulatory Laws and other Laws, and all other appropriate approvals and permits from, and registrations and filings with, Governmental Entities, required to consummate the transactions contemplated hereby. Prior to the Closing Date, each Party shall use Commercially Reasonable Efforts to (i) respond at the earliest practicable date to any requests for additional information made by any Governmental Entity with respect to all required filings made under Regulatory Laws; (ii) take all actions necessary to cause the waiting periods for all filings made under Regulatory Laws to terminate or expire at the earliest possible date, (iii) take or cause to be taken all actions necessary to obtain any appropriate approvals of any Governmental Entity and (d) resist in good faith, at Buyer’s cost (including, at the sole discretion of Buyer, the institution or defense of Litigation), any assertion that the transactions contemplated hereby constitute a violation of Regulatory Laws or other Laws, all to the end of expediting consummation of the transactions contemplated hereby.

(e)    Lease Matters; Estoppel Certificates. The Companies and the Shareholders shall use Commercially Reasonable Efforts to provide to Buyer not less than ten (10) days prior to the Closing an estoppel certificate or status letter from the landlord under the lease of Real Property, in form and substance reasonably satisfactory to Buyer and the Shareholders’ Agent, certifying that (i) the lease is valid and in full force and effect, (ii) the amounts payable by the Companies under the lease and the date through which the same have been paid, (iii) whether there are, to the knowledge of such landlord, any defaults under the lease and, if so, specifying the nature thereof, and (iv) the transactions contemplated hereby will not constitute a default under the lease.
(f)    Repayment of Advances to Employees. The Shareholders and Companies shall cause any advances over $1,000 to employees (including without limitation all amounts advanced to Scott A. Green) to be repaid in full prior to the Closing.
(g)    401(k) Plan Contribution and Management Bonus Plan. Prior to Closing, Companies shall pay or accrue on the books all unpaid matching contributions pursuant to HMI’s 401(k) Plan, and shall terminate Companies’ 2013 Executive Bonus Plan after satisfaction of all obligations of Companies with respect to the Companies’ 2013 Executive Bonus Plan, if any.
(h)    Notification. Prior to the Closing, the Companies shall promptly provide Buyer (after the Companies have notice thereof) with written notice of, and keep Buyer advised as to, (i) any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Companies and (ii) any pending or, to the Companies’ Knowledge, threatened or anticipated Litigation that challenges the transactions contemplated hereby.
(i)    Disclosure Document. Prior to Closing, Buyer shall deliver to Shareholders’ Agent (for distribution to the Shareholders) Buyer’s SEC Form 10-K Annual Report filed by Buyer for the fiscal year ended March 31, 2013 (the “Disclosure Document”). The Disclosure Document, as of the date filed by Buyer with the SEC, complied in all material respects with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and the SEC’s rules and regulations promulgated thereunder and did not, as of such dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(j)    Disclosure. From time to time the Companies and the Shareholders shall promptly (but in no event more than once every five (5) days for disclosures which are not reasonably expected to result in a Liability in excess of Ten Thousand Dollars ($10,000)) notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule on the date hereof or would cause the representations and warranties of the Companies and the Shareholders made pursuant to this Agreement not to be correct and complete as of the date hereof or the date on which such matter arose or was discovered (each, a “Supplement”), but no such Supplement shall cure any breach of any representation or warranty unless such Supplement is positive in nature and is determined by Buyer in writing, acting reasonably and in good faith, to not be a breach of such representation and warranty.

(k)    Purchase Price Adjustment for Supplements. Upon receipt of a Supplement, or series of Supplements, reasonably expected to meet the Supplement Threshold, the Chief Executive Officer of Buyer and Companies shall negotiate in good faith as soon as practicable with respect to the amount and manner of any adjustment at Closing to the Purchase Price. If Buyer and Companies reach written agreement with respect to a reduction in the Purchase Price, Buyer shall not be entitled to indemnification as contemplated under Article 9 with respect to the exceptions to the representations and warranties set forth on such Supplements, otherwise for purposes of determining the accuracy of the representations and warranties of the Companies and the Shareholders made pursuant to this Agreement, the Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date, and shall be deemed to exclude any information contained in any Supplement and Buyer shall be entitled to indemnification as contemplated under Article 9 with respect to such Supplements, except that the threshold limitation set forth in Article 9 shall be deemed to be the Supplement Threshold with respect to such Supplements. For avoidance of doubt, (i) the adjustment to the Purchase Price under this Section 5(k) shall not be limited by the Supplement Threshold, (ii) no adjustment to the Purchase Price shall be made unless the Supplement Threshold is reached and (iii) if Buyer and Companies reach written agreement with respect to a reduction in the Purchase Price with respect to a Supplement or Supplements, the reduction in the Purchase Price shall not apply to the Basket Amount set forth in Section 9(e)(ii).
(l)    Post-Closing Insurance Coverage.
(i)    At or prior to Closing, Companies shall acquire tail coverage under their currently existing Directors and Officers and Employers Liability insurance coverage which shall remain in effect until the date which is six (6) years following the Closing Date (with all premiums pre-paid as of the Closing Date), which shall be an “occurrence” basis covering all acts and omissions of the Companies prior to the Closing Date, regardless of when such claims were made, but not later than the expiration date of the policy (the “Post-Closing Insurance Policies”); provided that the cost of such tail coverage does not exceed $15,000. Such insurance coverage will be in an aggregate total coverage amount, and with deductible, equal to the coverage available under the Companies’ current policy.
(ii)    At or prior to Closing, Companies shall acquire fully paid-up “key man” life and disability insurance coverage for Scott Green, E.W. Dovel, Greg Green and Ron Dawson with a death/disability benefit payable to the Companies of One Million Dollars ($1,000,000) per person from a carrier reasonably acceptable to Buyer, which insurance shall remain in effect until the date which is three (3) years following the Closing Date (with all premiums fully pre-paid as of the Closing Date) (the “Key Man Life Insurance Policies”).
(m)    Review and Conversion of Financial Statements. As soon as practicable following the Execution Date, Buyer shall review the (i) Recent Balance Sheet, and (ii) Financial Statements (the “Non-GAAP Financials”) and make such adjustments as are necessary to convert such Non-GAAP Financials to form and substance in accordance with GAAP and with the books and records of the Companies. Upon completion of such conversion, Buyer shall convert the Target Working Capital in accordance with such converted Recent Balance Sheet (the “GAAP Target

Working Capital”). The Financial Statements converted as provided herein are referred to as the “Converted Financial Statements.”
(n)    Purchase Price Adjustment for Accounting Adjustments. If upon completion of the Converted Financial Statements, (i) the statements of earnings for the year ended December 31, 2012, the opening balance sheet as of January 1, 2012 and the closing balance sheet as of December 31, 2012 included in the Financial Statements, and (ii) the Recent Balance Sheet, when compared to the Converted Financial Statements, in the aggregate and after elimination of adjustments, if any, attributable to the transactions set forth on Schedule 5(n), (1) overstate the assets and/or profits or (2) understated the liabilities and/or losses of the Companies, by more than a net Twenty-Five Thousand Dollars ($25,000) (such deficiency being referred to herein as an “Accounting Adjustment”), the Chief Executive Officer of Buyer and Companies shall negotiate in good faith as soon as practicable with respect to the amount and manner of any adjustment at Closing to the Purchase Price. If Buyer and Companies reach written agreement with respect to a reduction in the Purchase Price, Buyer shall not be entitled to indemnification as contemplated under Article 9 with respect to the Accounting Adjustment. For avoidance of doubt, positive and negative accounting adjustments shall be netted and if Buyer and Companies reach written agreement with respect to a reduction in the Purchase Price with respect to an Accounting Adjustment, the reduction in the Purchase Price shall not apply to the Basket Amount set forth in Section 9(e)(ii).
6.    ADDITIONAL COVENANTS
(a)    Post-Closing Access to Information; Cooperation.
(i)    Access to Information. After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of the Companies with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of six (6) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 6(a)(i) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have ten (10) days after such offer to agree in writing to take possession thereof.
(ii)    Cooperation. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (A) the filing of Tax Returns pursuant to Section 6(b), and (B) any Litigation (including insurance claims) brought by or against any third party in connection with (1) any transaction contemplated by this Agreement, (2) any fact or condition relating to the Companies’ business or assets, or (3) all assistance reasonably requested by Buyer with respect to preparation of any financial statements, pro forma financials and other documentation related to the Companies or the transactions contemplated by this Agreement that Buyer determines are necessary or advisable, including without limitation as may be necessary to comply with any applicable Laws. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 9). The Shareholders agree, as and to the extent reasonably requested by Buyer, to use their respective commercially reasonable efforts (which, for the avoidance of doubt, will not include any obligation to incur any out-of-pocket costs) to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and the Shareholders further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).
(iii)    Consultation with Advisors. Each Shareholder consents to Buyer’s consultation with legal, accounting and other professional advisors to the Companies and, except to the extent a waiver of attorney/client privilege would be required, such Shareholder relating to the advice rendered to the Companies or such Shareholder prior to the Closing regarding the Companies’ business or assets, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby, and provided that Buyer shall be responsible for the costs associated with such consultations.
(iv)    Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 6(a), although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 6(a), as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 6(a) but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).
(b)    Tax Matters.

(i)    Tax Periods Ending on or Before the Closing Date. Between the date of this Agreement and the Closing Date, the Shareholders shall file, or cause the Companies to file, on a timely basis, all Tax Returns that are required to be filed by the Companies prior to the Closing Date (taking into account any extensions of time to file). Buyer shall prepare and timely file, or to cause the Companies to prepare and timely file, all Tax Returns for the Companies for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date; provided, however, that: (A) all such Tax Returns shall be prepared in a manner consistent with the Companies’ prior Tax accounting methods, Tax Returns and Tax-related elections; (B) Buyer shall furnish copies of such Tax Returns (and all associated workpapers) to Shareholders’ Agent for review by Shareholders’ Agent not less than thirty (30) days prior to filing of such Tax Returns, and provide Shareholders’ Agent with such additional information as is reasonably requested to verify the accuracy of such Tax Returns; and (C) Buyer shall promptly make such changes to those Tax Returns (before filing if so requested, or if necessary by the filing of amended Tax Returns) as Shareholders’ Agent reasonably requests. Subject to the contest procedures set forth in Section 6(b)(v), the Shareholders shall pay or cause the Companies to pay all Taxes due and payable on the Tax Returns filed under the first sentence of this Section 6(b)(i) and shall reimburse Buyer and/or the Companies for all Taxes of the Companies due and payable on the Tax Returns filed under the second sentence of this Section 6(b)(i) within five (5) Business Days after the earlier of (1) payment by Buyer and/or the Companies of such Taxes or (2) delivery of written notice of the amount of such Taxes by Buyer or the Companies to Shareholders’ Agent, but only to the extent such Taxes are not reflected in as a liability on the face of the Final Closing Balance Sheet.
(ii)    Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall cause to be prepared and filed any Tax Returns of the Companies for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Periods”); provided, however, that: (A) all such Tax Returns shall be prepared in a manner consistent with the Companies’ prior Tax accounting methods, Tax Returns and Tax-related elections; (B) Buyer shall furnish copies of such Tax Returns (and all associated workpapers) to Shareholders’ Agent for review by Shareholders’ Agent not less than thirty (30) days prior to filing of such Tax Returns, and provide Shareholders’ Agent with such information as is reasonably necessary to verify such Tax Returns; and (C) Buyer shall consider in good faith any changes to those Tax Returns as Shareholders’ Agent reasonably requests. Subject to the contest procedures set forth in Section 6(b)(v), within five (5) Business Days after the earlier of (1) payment by Buyer and/or the Companies of Taxes with respect to such periods, or (2) delivery of written notice of the amount of Taxes with respect to such periods by Buyer or the Companies to the Shareholders’ Agent, the Shareholders shall pay to Buyer and/or the Companies an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected as a liability on the face of the Final Closing Balance Sheet.
(iii)    Allocation for Straddle Periods. For purposes of Section 6(b)(ii), in the case of any Taxes for a Straddle Period that are imposed on a periodic basis (versus transactional Taxes such as sales and use Taxes and VATs), the portion of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date shall: (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day before the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Straddle Period ended at the close of the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Recent Balance Sheet. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.
(iv)    No Code Section 338 Elections. Buyer covenants and agrees that it will not (A) file or permit the Companies to file an election under Code Section 338 with respect to the transactions contemplated by this Agreement; or (B) cause or allow the Companies to take any action on the Closing Date outside the ordinary course of business, including a disposition of material assets, that would increase the Companies’ taxable income on the Closing Date.
(v)    Contests of Tax, Additional Taxes and Refunds. Buyer shall allow the Shareholders and their counsel to participate, at their sole expense, in any audit, appeal, hearing, litigation, contest, assessment, refund claim or other proceeding with respect to any Tax Return described in Sections 6(b)(i) and (b)(ii) (a “Tax Audit”). Buyer shall not settle any Tax Audit without the consent of the Shareholders’ Agent, which consent shall not be unreasonably conditioned, delayed or withheld. If a Tax Audit results in additional Tax owed, then the Shareholders shall reimburse Buyer and/or the Companies for all such Taxes of the Companies due and payable corresponding to any Tax Returns described in Sections 6(b)(i) and (b)(ii) within five (5) Business Days after the earlier of (A) payment by Buyer and/or the Companies of such Taxes, or (B) delivery of written notice of the amount of such Taxes by Buyer or the Companies to the Shareholders’ Agent, but only to the extent such additional Taxes are not reflected as a liability on the face of the Final Closing Balance Sheet. If the filing of any Company Tax Return or a Tax Audit results in a refund of any amount of Tax of the Companies paid for and attributable to any pre-Closing Tax year or Tax for which Shareholders are responsible under Sections 6(b)(i) and (b)(ii) (including a refund of 2013 HMI estimated tax payments), then to the extent such refund is not reflected as an asset shown on the face of the Final Closing Balance Sheet, Buyer shall, within five (5) Business Days of receipt of such refund, return to Shareholder’s Agent an amount of such refund that is proportionate to the amount of the related Taxes that the Companies paid or reimbursed as described in Sections 6(b)(i) and/or (b)(ii). For this purpose, a “refund” includes a credit of Taxes overpaid for a pre-Closing Tax year or Straddle Period against the Tax liability of either Company for a post-Closing Tax Year.
(c)    Non-competition. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for a period of five (5) years after the Closing Date:

(i)    each Shareholder (excluding Sentry and the Passive Investor Shareholders) shall not, and each Shareholder (excluding Sentry and the Passive Investor Shareholders) shall cause its Affiliates not to, directly or indirectly engage in, continue in or carry on any business that competes in any aspect of the Business, including owning or controlling any financial interest in any Competitor;
(ii)    each Shareholder (excluding Sentry) shall not, and each Shareholder shall cause its Affiliates not to, directly or indirectly consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Business, including advertising or otherwise endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor; provided, however, that the foregoing shall not prevent Sentry Investments 3, LLC, Sentry Financial Corporation or any of their respective Affiliates from providing any such consultation, advice or assistance;
(iii)    each Shareholder shall not, and each Shareholder shall cause its Affiliates not to, directly or indirectly solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, the Companies or Buyer, or assist any third party with respect to any of the foregoing, unless such person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including the Companies) for a period of one (1) year; and
(iv)    each Shareholder shall not, and each Shareholder shall cause its Affiliates not to, directly or indirectly engage in any practice the purpose of which is to evade the provisions of the covenants set forth in this Section 6(c) applicable to such Shareholder.
For the avoidance of doubt, the foregoing shall not prohibit the ownership by any Shareholder of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to solicit shall extend throughout North America. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or a substantial portion of the Business. Recognizing the specialized nature of the Business, the Shareholders acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.
(d)    Confidential Information. For a period of five (5) years following the Closing Date, each Shareholder shall not, and each Shareholder shall cause its Affiliates not to, directly or indirectly, (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any person or entity other than Buyer or its Affiliates (including the Companies), (iii) keep or make copies of any documents, records or property containing any Confidential Information, or (iv) assist any other person or entity in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between such

Shareholder and Buyer or any of its Affiliates (including the Companies) and except to the extent explicitly requested in writing by Buyer. Notwithstanding the foregoing, a Shareholder may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable Law, provided that such Shareholder (A) provides Buyer with prior written notice thereof, (B) limits such disclosure to what is strictly required, and (C) attempts to preserve the confidentiality of any Confidential Information so disclosed. Nothing in this Agreement reduces any obligation of any Shareholder to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition. If, at any time after the Closing, any Shareholder discovers that it, he or she is in possession of any records containing any Confidential Information, then the discovering Shareholder shall immediately deliver such records to Buyer. No Shareholder shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.
(e)    Sales of Common Stock After Closing. The Shareholders agree that they will comply with all requirements of Rule 144(d) of the Securities Act of 1933 prior to effecting or agreeing to any sale, transfer, conveyance or other disposition of or reduction of their risk (collectively, a “Transfer”) with respect to any shares of Common Stock received, directly or indirectly, as part of the Purchase Price. Without limiting the foregoing, so long as they remain employed by either of the Companies, Andrew Bebbington, Scott Green, E.W. Dovel, and Ron Dawson agree that prior to effecting any Transfer of Common Stock they shall comply with all applicable corporate policies and practices with respect to ownership and/or trading in Common Stock (including any “safe harbor” or window periods) of Buyer as may be in effect from time to time with respect to employees of Buyer and its subsidiaries. A legend to such effect shall be placed on all certificates representing Common Stock issued to Shareholders hereunder. At the Closing each Shareholder shall execute and deliver to Buyer a letter agreement substantially in the form of Exhibit E hereto, pursuant to which the Shareholder (i) acknowledges and agrees to the restrictions imposed herein and (ii) shall grant Buyer certain rights to facilitate sales of more than 20,000 shares received as Share Consideration or Performance Shares (“Holding Period Letter”).
(f)    Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.
(g)    Receivables Guarantee. On or before the date that is six (6) months after the Closing Date, the Shareholders shall pay to the Buyer the amount, if any, of accounts receivable included in the Final Closing Balance Sheet (net of reserves for uncollectible accounts receivable) that the Companies did not collect in full prior to such date. The Parties agree that the “Reserve for Doubtful Accounts” applied to the Accounts Receivable shown on the Final Closing Balance Sheet shall be Forty Thousand Dollars ($40,000), as set forth in Section 2(e)(viii). Following such payment, if the Companies collect any of such accounts receivable, then the Companies shall forward such amounts to the Shareholders’ Agent for pro rata distribution among the Shareholders in accordance with their respective shareholdings of the Companies immediately prior to the Closing. For purposes of determining whether the Companies have collected any of such accounts receivable, all payments of accounts receivable received by the Companies after the Closing shall be applied so as to retire accounts receivable in chronological order based upon the period of time such accounts receivable have existed on the books of the Companies unless the paying party otherwise identifies the accounts receivable to which the payment relates. For the avoidance of doubt, Shareholders shall not be subject to a claim for indemnification with respect to the collectability of any accounts receivable to the extent Shareholders have made a payment pursuant to the receivables guaranty in connection with such accounts receivable.
(h)    Compliance by the Companies. Each Shareholder agrees not to take any action to prevent or interfere with the Companies’ performance of the Companies’ agreements and obligations under this Agreement and the other documents or instruments executed and delivered by the Companies pursuant hereto.
7.    CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:
(a)    Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by the Companies and the Shareholders in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of the Companies or any Shareholder pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date. Solely for purposes of whether the condition under this Section 7(a) on Buyer’s obligation to close has been satisfied, in determining whether the representations and warranties made by the Companies and the Shareholders pursuant to this Agreement (including each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of the Companies or any Shareholder pursuant hereto) are true and correct at and as of the Closing Date, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 5(i) or otherwise.
(b)    Compliance With Agreement. The Companies and the Shareholders shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by the Companies or the Shareholders prior to or on the Closing Date, including the delivery of the documents described in Section 10(b).
(c)    Absence of Litigation. No Litigation shall have been commenced or threatened or anticipated, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby.
(d)    Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby, including those described in Schedule 3(d), shall have been received, and executed counterparts thereof shall have been delivered to Buyer, not less than two (2) Business Days prior to the Closing.
(e)    Regulatory Approvals. All applicable actions, permits and approvals by or in respect of, and all registrations and filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect.
(f)    No Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the Effective Date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed in the Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Companies.
(g)    Customer Due Diligence. Buyer shall have completed its due diligence investigation with respect to those customers of the Companies listed on Schedule 7(g) (which due diligence investigation shall be conducted jointly with the Companies using a script agreed to by the Companies and Buyer), and the results of such investigation establish, to Buyer’s reasonable good faith satisfaction, that none of such customers have experienced customer service, customer support, product quality, or similar issues with the Companies which would result in a negative impact upon such customer’s prospects for future or continued business with Companies. Companies shall use their respective best efforts to cooperate with Buyer’s scheduling and other requests related to such investigation. In the event Buyer has not provided written notice to Shareholders’ Agent of a customer issue identified in such investigation within ten (10) days of the Execution Date, such condition precedent shall be deemed satisfied.
8.    CONDITIONS PRECEDENT TO COMPANIES’ AND SHAREHOLDERS’ OBLIGATIONS
Each and every obligation of the Companies and the Shareholders to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Shareholders’ Agent) prior to or at the Closing of each of the following conditions:
(a)    Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by the Shareholders’ Agent, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.
(b)    Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 10(c).
(c)    Absence of Litigation. No Litigation shall have been commenced or threatened or anticipated, and no investigation by any Governmental Entity shall have been commenced, against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby; provided, however, that the obligations of the Companies and the Shareholders shall not be affected unless there is a reasonable likelihood that, as a result of such Litigation, the Shareholders shall be unable to retain substantially all of the Purchase Price.
(d)    Regulatory Approvals. All applicable actions, permits and approvals by or in respect of, and all registrations and filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect, except where the failure to obtain such would not result in a Material Adverse Effect on Buyer.
9.    INDEMNIFICATION
(a)    By the Shareholders. Upon the terms and subject to the conditions set forth in this Article 9, each Shareholder, severally in proportion to, and not in excess of, their relative Pro-Rata Percentages of the Cap (defined below) or, if the Cap is not applicable, the Purchase Price (and with respect to Section 3(b) (Shareholders), Section 3(c) (Authority) and Section 3(z) (Securities) only on behalf of him, her, or itself) shall indemnify and hold harmless Buyer and its Affiliates (including the Companies), and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (i) any inaccuracy or breach of any representation or warranty of the Companies or any Shareholder contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 10(b)(iv) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality,” “knowledge,” or similar qualifier set forth in such representation or warranty); (ii) any breach of any covenant of the Companies or any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); and (iii) any Liability of the Companies for Taxes for any period ending on or prior to the Closing Date of any Person other than the Companies (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) under any Tax Sharing Agreement, or (D) otherwise; or (iv) any Claim by Buyer for an Accounting Adjustment.

(b)    By Buyer. Upon the terms and subject to the conditions set forth in this Article 9, Buyer shall indemnify and hold harmless each Shareholder and its Affiliates, and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Shareholder Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Shareholder Indemnified Party, directly or indirectly, by reason of or resulting from (i) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 10(c)(iv) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty); or (ii) any breach of any covenant of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”).
(c)    Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):
(i)    Notice. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of the Third Party Claim. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby.
(ii)    Defense. The Indemnifying Party may elect to undertake and control the defense, compromise and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim without admitting that it has an indemnification obligation hereunder. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 9(c)(ii), the Indemnified Party (A) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party and (B) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim.
(iii)    Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith as described in Section 9(c)(i), then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement.
(iv)    Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 9, (A) if there is a reasonable probability that any Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim, and (B) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Third Party Claim without the prior written consent of the Indemnified Party.
(d)    Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment, an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the person or entity that made the Third Party Claim. Any indemnity payments under this Agreement shall be treated as an adjustment of the Purchase Price.
(e)    Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:
(i)    Time Limitation. No claim or action shall be brought under this Article 9 for breach of a representation or warranty after the lapse of twenty-four (24) months after the Closing Date, subject to the provisions of this Section 9(e)(i). Notwithstanding the foregoing or any other provision of this Agreement:
(A)    Any claim or action brought for breach of any representation or warranty made in or pursuant to 3(b) (Shareholders), 3(c) (Authority), 3(m)(i) (Title), 3(bb) (No Brokers and Finders), 4(b) (Authority) and 4(e) (No Brokers and Finders) may be made at any time.
(B)    Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3(f) (Tax Matters), 3(l)(iii) (Environmental Matters), and 3(r) (Employee Benefit Plans) may be brought at any time until the date that is thirty (30) days after the underlying obligation is barred by the applicable period of limitation under Laws relating thereto (as such period may be extended by waiver).

(C)    Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3(a)(v)(A) through Section 3(a)(vi)(C) (Capitalization) or based on fraud or for intentional misrepresentations may be made at any time.
(D)    Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.
(E)    If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.
(ii)    Threshold Limitations. Except with respect to claims for breaches of representations or warranties contained in Sections 3(a)(vi) (Capitalization), 3(b) (Shareholders), 3(c) (Authority), 3(f) (Tax Matters), 3(l)(iii) (Environmental Matters), 3(bb) (No Brokers and Finders), 4(b) (Authority) and 4(e) (No Brokers and Finders), and except as provided in Section 5(k) or Section 5(n), as to which the limitations in this Section 9(e)(ii) shall not apply, an Indemnified Party shall not be entitled to indemnification under this Article 9 for breaches of representations and/or warranties unless the aggregate of the Shareholders’ indemnification obligations under this Article 9 for breaches of representations and/or warranties (but for this Section 9(e)(ii)) exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket Amount”); but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties; provided, however, where the aggregate amount of Losses arising out of a single claim or series of related claims derived from the same or related facts, events or circumstances for which any Indemnified Party could otherwise seek indemnification does not exceed $2,500, such claim or series of related claims shall not count toward the Basket Amount as Losses for purposes of this Agreement.
(iii)    Aggregate Amount Limitation. Shareholders’ shall not be liable to a Buyer Indemnified Party for any damages arising pursuant to Section 9(a)(i) for an amount that in the aggregate exceeds (A) Five Million Dollars ($5,000,000) and (B) fifty percent (50%) of any Performance Shares issued to Shareholders (the “Cap”); provided that the Cap shall not apply with respect to any damages arising with respect to claims for breaches of representations or warranties contained in Sections 3(a)(vi) (Capitalization), 3(b) (Shareholders), 3(c) (Authority), 3(f) (Tax Matters), 3(l)(iii) (Environmental) and 3(bb) (No Brokers and Finders). Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall the Sellers have any Liability whatsoever pursuant to this Agreement for an amount in excess of the Purchase Price.

(iv)    General. The limitations set forth in this Section 9(e) do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty. Without limitation, the obligations of the Shareholders to indemnify the Buyer Indemnified Parties from and against all Claims for which the Buyer Indemnified Parties are entitled to indemnification under subclauses (ii) or (iii) of Section (a) shall be unaffected by the limitations set forth in this Section (e).
(v)    Limitation on Claims. Subject to the following sentence, no Indemnified Party shall be entitled to recovery under this Article 9 with respect to, and the term “Claims” shall not include, lost business opportunities, lost profits, any measure of damages based on diminution in value or indirect, special, exemplary and punitive damages. For the avoidance of doubt, the foregoing shall not apply with respect to any amount owed by an Indemnified Party to a third party, regardless of the underlying basis for such third party claim, and shall not apply to any measure of damages based on any multiple of earnings, revenue or EBITDA or similar concept using a multiple to EBITDA or earnings, and the Parties hereby agree that, for purposes of determining the amount of any such Loss, the applicable multiple of EBITDA or earnings shall not exceed 3.5.
(f)    No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be "material." No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bills of sale, assignments, documents, agreements and instruments to be delivered at the Closing.
(g)    Set Off. If any Shareholder shall fail to pay in full any amounts that it, he or she is obligated to pay to Buyer (or any other Buyer Indemnified Party) under this Agreement, including any amounts that it, he or she is obligated to pay pursuant to the indemnification obligations set forth in this Article 9, then Buyer or any of its Affiliates (including, after the Closing, the Companies) may, subject to Section 9(h), in addition to any other rights and remedies that may be available, unilaterally and without further notice set off all or any portion of such amounts against any amounts due and owing from Buyer or any of its Affiliates (including, after the Closing, the Companies) to that Shareholder pursuant to the Promissory Note, Employment Agreements, Restricted Stock Agreements or Performance Shares (“Set Off”); provided, however, that such right to set off with respect to the Promissory Note, Employment Agreements and the Restricted Stock Agreements shall expire on the respective expiration dates of the Promissory Note, Employment Agreements and Restricted Stock Agreements. Any amounts so set off shall be deemed to have been paid to such Shareholder as of the date on which written demand for payment of the amount in question was given to the Shareholders’ Agent. For the avoidance of doubt, the right to set off set forth in this Section 9(g) shall not extend beyond the applicable time limitations set forth in Section 9(e)(i).
(h)    Satisfaction of Indemnification Obligations. Any indemnification obligations of a Shareholder under this Article 9 must be satisfied first, if available, by Set Off as set forth in Section 9(g) against the Shareholder’s Pro Rata Portion of the Promissory Note and, second, at Buyer’s election, Set Off set forth in Section 9(g) against the Shareholder’s Performance Shares, Employment Agreements and Restricted Stock Agreements or otherwise by payment of cash equivalent funds by the Shareholder.
10.    CLOSING
(a)    Closing Date; Location. Unless this Agreement is terminated and the transactions contemplated hereby have been abandoned in accordance with Article 11, and provided that the conditions to the Closing set forth in Article 7 and Article 8 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place on July 1, 2013 at the offices of Foley & Larder LLP, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 10:00 a.m., local time, on the fifth (5th) Business Day after the satisfaction or waiver of all of the conditions set forth in Article 7 and Article 8, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing; provided, however that the Parties will reasonably cooperate to facilitate the Closing by electronic exchange of executed documents without the requirement for an in-person closing. If the Closing occurs on July 1, 2013, then the Closing shall be deemed to have become effective for accounting, tax and financial purposes as of 12:00 p.m., local time, on June 30, 2013 (or, if the Closing does not occur on July 1, 2013, such other time as may be agreed to by the Parties), and such time and date is referred to as the “Closing Date.”
(b)    Documents to be Delivered by the Companies and the Shareholders. At the Closing, the Companies and the Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:
(i)    Stock Certificates. A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.
(ii)    Unit Certificate. A certificate or certificates representing the Membership Interests, duly endorsed for transfer or with duly executed transfer powers attached.
(iii)    General Releases. General releases, in form and substance reasonably acceptable to Buyer, releasing Buyer and its Affiliates (including, for this purpose, the Companies) and their respective shareholders, members, directors, managers, officers, employees, agents and other representatives from all Claims relating to acts or omissions occurring prior to the Closing and waiving any right to make any claim or seek any recourse against any Buyer Indemnified Party (including, for this purpose, the Companies) with respect to the representations, warranties and covenants made by the Shareholders in or pursuant to this Agreement, duly executed by each Shareholder; provided, however, that the foregoing shall in no way limit the rights of the Shareholders under this Agreement.
(iv)    Compliance Certificate. A certificate signed by officers of the Companies reasonably acceptable to Buyer and by the Shareholders’ Agent (acting solely as the agent of all the Shareholders and not individually), in form and substance reasonably satisfactory to Buyer, certifying, representing and warranting that the conditions set forth in Sections 7(a) and 7(b) have been satisfied (except to the extent waived in writing by Buyer).
(v)    Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant hereto, in form and substance reasonably satisfactory to Buyer.
(vi)    Certified Articles of Incorporation. A copy of the articles of incorporation of HMI, certified as of a recent date by Secretary of the State of Florida.
(vii)    Certified Articles of Organization. A copy of the articles of organization of HLED, certified as of a recent date by the Secretary of the State of Florida.
(viii)    Certified Bylaws or Operating Agreement. A copy of the bylaws of HMI and the operating agreement of HLED, in each case certified by the secretary thereof.
(ix)    Certified Resolutions. A copy of the resolutions of the Board of Directors and shareholders of HMI and the managers and members of HLED, and each Shareholder that is a corporation, partnership of limited liability company in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by the Companies or such Shareholder, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.
(x)    Good Standing Certificate. A Certificate of Good Standing for the Companies, issued as of a recent date by the appropriate Governmental Entity of the following jurisdictions: (i) in the case of HMI, (A) Arizona, (B) California, (C) Florida, (D) Georgia, (E) Indiana, (F) Mississippi, (G) Michigan, (H) North Carolina, (I) New York, (J) New York, (K) Texas, (L) Tennessee and (M) Texas, and (ii) in the case of HLED, (A) Florida, (B) Michigan, and (C) Tennessee.
(xi)    Resignations. The resignations of Andrew Bebbington, Scott A Green, Jonathan Ruga and Laura Fanelli as directors, managers, and/or officers, as the case may be, of the Companies effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer, duly executed by such persons.
(xii)    Subordination Agreement. A Subordination Agreement, duly executed by Shareholders, in such form as may be required by Buyer’s lender(s) with respect to the subordination of the Promissory Note.
(xiii)    Consents to Assignment. The consents to assignment, waivers and similar instruments arising under the Contracts set forth on Schedule 10(b)(xiii).

(xiv)    Minute Books and Stock Records. The original minute books, stock records, unit records and similar organizational documents of the Companies, with the stock and unit records reflecting the transfer of the Equity Interests to Buyer as of the Closing Date.
(xv)    Employment Agreements. Employment Agreements, substantially in the form attached hereto as Exhibit F, duly executed by Buyer and (A) Andrew Bebbington; (B) Scott Green; (C) E.W. Dovel, (D) Ron Dawson, and (E) Greg Green (the “Employment Agreements”).
(xvi)    Restricted Stock Agreements. Restricted Stock Agreements, substantially in the form attached hereto as Exhibit G, duly executed by (A) Andrew Bebbington; (B) Scott Green; (C) E.W. Dovel, and (D) Ron Dawson (the “Restricted Stock Agreements”)
(xvii)    Holding Period Letters. Holding Period Letters, duly executed by each Shareholder.
(xviii)    Termination Agreement. A Termination Agreement, terminating the Fourth Amended and Restated Shareholders’ Agreement of HMI effective as of March 31, 2008, effective as of the Closing, duly executed by all parties to such Shareholders’ Agreement.
(xix)    Post-Closing Insurance Policies. Evidence Companies have procured the Post-Closing Insurance Policies, in form and substance reasonably satisfactory to Buyer.
(xx)    Key Man Life Insurance Policies. Evidence Companies have procured the Key Man Life Insurance Policies, in form and substance reasonably satisfactory to Buyer.
(xxi)    2013 Executive Bonus Plan. Evidence Companies have terminated and satisfied all obligations and liabilities under the Companies’ 2013 Executive Bonus Plan, in form an substance reasonably satisfactory to Buyer.
(xxii)    Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.
(c)    Documents and Other Things to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholders’ Agent the following deliverables and documents, in each case duly executed or otherwise in proper form:
(i)    Cash Payment. The cash payment, as required by Section 2(b)(i).
(ii)    Promissory Note. The Promissory Note, duly executed by Buyer.

(iii)    Share Considerations. Stock certificates for each of the Shareholders representing their Pro-Rata Percentage of the Share Consideration.
(iv)    Compliance Certificate. A certificate signed by an officer of Buyer reasonably acceptable to the Shareholders’ Agent, in form and substance reasonably satisfactory to the Shareholders’ Agent, certifying, representing and warranting that the conditions set forth in Sections 8(a) and 8(b) have been satisfied (except to the extent waived in writing by the Shareholders’ Agent).
(v)    Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Shareholders (or the Shareholders’ Agent) pursuant hereto, in form and substance reasonably satisfactory to the Shareholders’ Agent.
(vi)    Restricted Stock Agreements. The Restricted Stock Agreements, duly executed by Buyer.
(vii)    Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.
(viii)    Other Documents. All other documents, instruments or writings required to be delivered to any Shareholder at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Shareholders’ Agent may reasonably request.
11.    TERMINATION
(a)    Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(i)    by mutual written agreement of Buyer and the Shareholders’ Agent; or
(ii)    by either Buyer or the Shareholders’ Agent in the event the Closing shall not have occurred on or before July 31, 2013, or such other date as Buyer and the Shareholders’ Agent shall agree upon in writing, provided that such date may be extended, upon written notice from Buyer, if Buyer determines that if the Closing occurs on or before such date, Buyer would not reasonably be able to complete required financial statements in accordance with deadlines applicable to Buyer, provided that such extension by Buyer shall terminate on August 15, 2013; or
(iii)    by either Buyer or the Shareholders’ Agent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions contemplated hereby; or
(iv)    by Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, license, sale or holding separate of any of Buyer’s or its Affiliates’ (including, for this purpose, the Companies’) assets, businesses or properties, the execution of a consent decree or the assumption of any other obligations with respect to the ongoing operations of Buyer and/or its Affiliates (including, for this purpose, the Companies);
(v)    by Buyer, within two (2) weeks of the Execution Date, if Buyer’s customer due diligence investigation pursuant to Section 7(g) indicates that, in Buyer’s reasonable good faith determination, the identified customers of the Companies have experienced customer service, customer support, product quality or similar issues with the Companies which would result in a negative impact upon such customer’s prospects for future or continued business with Companies.
(vi)    provided, however, that provided, however, that Buyer may not terminate this Agreement pursuant to Section 11(a)(i) if Buyer, and the Shareholders’ Agent may not terminate this Agreement pursuant to Section 11(a)(i) if any Shareholder, is in material breach of this Agreement.
(b)    Termination for Breach.
(i)    Termination by Buyer. If (A) there has been a material violation or breach by the Companies or any Shareholder of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by Buyer; (B) Buyer has received a Supplement, or series of Supplements and/or identified in writing any Accounting Adjustments, and the aggregate of the expected Liabilities related to all of the Supplements together with the negative net change, if any, of all Accounting Adjustments is, as determined by Buyer acting reasonably and in good faith, greater than Two Hundred Fifty Thousand Dollars ($250,000); or (C) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied, then Buyer may, upon written notice to the Shareholders’ Agent at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 11(b)(iii).
(ii)    Termination by the Shareholders. If (A) there has been a material violation or breach by Buyer of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by the Shareholders’ Agent; (B) Buyer has received a Supplement, or series of Supplements and/or identified in writing any Accounting Adjustments, and the aggregate of the expected Liabilities related to all of the Supplements, together with the negative net change, if any, of all Accounting Adjustments is, as determined by Shareholders’ Agent acting reasonably and in good faith, greater than Two Hundred Fifty

Thousand Dollars ($250,000); or (C) an event has occurred (other than a breach of this Agreement by the Companies or the Shareholders) such that a condition to the obligations of the Companies and the Shareholders cannot be satisfied, then the Shareholders’ Agent (acting as the agent of all the Shareholders) may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 11(b)(iii).
(iii)    Effect of Termination. Termination of this Agreement pursuant to this Section 11(b) shall not in any way affect the rights of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties or covenants of this Agreement prior to termination hereof. If Buyer is the breaching party, then Buyer shall indemnify the Shareholders for all Claims out of such breach. If any Shareholder (or the Shareholders’ Agent) is the breaching party, then the Shareholders, severally, and the Companies, jointly and severally, shall indemnify Buyer and its Affiliates for all Claims arising out of such breach.
12.    RESOLUTION OF DISPUTES
(a)    Enforcement. This Article 12 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision contained in this Agreement.
(b)    Negotiation. If there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Final Closing Balance Sheet, which shall be resolved exclusively pursuant to Section 2(e)) (a “Dispute”), then the Dispute, upon the written request of Buyer or the Shareholders’ Agent, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has no direct operational responsibility for the transactions contemplated hereby and who has the authority to resolve the Dispute (collectively, the “Representatives”). The Representatives shall promptly meet (in person, by telephone or otherwise) in a good faith effort to resolve the Dispute. All negotiations pursuant to this Section 12(b) shall be considered confidential settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation. The Parties agree that no arbitrator, including the Arbitrator, shall have the authority to consider any such statements. If, after the thirtieth (30th) day after Buyer or the Shareholders’ Agent delivered the above-described written request for referral, either Buyer or the Shareholders’ Agent believes that the Dispute cannot be resolved by the Representatives through negotiation, then such Party may submit the Dispute to arbitration under Section 12(c) by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Buyer and the Shareholders’ Agent mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.
(c)    Arbitration.

(i)    Rules. Any Dispute submitted to arbitration under Section 12(b) shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof, or such other alternative dispute rules upon which Buyer and the Shareholders’ Agent mutually agree in writing (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Article 12. Service of any matters in reference to such arbitration shall be given in the manner described in Section 13(j). All proceedings related to such arbitration shall be held in Chicago, Illinois, unless the Parties otherwise agree in writing.
(ii)    Arbitrators. The arbitration proceedings shall be conducted by a single arbitrator (the “Arbitrator”), who shall be experienced in mergers and acquisitions transactions and who shall not be a then current director or employee of Buyer, any Shareholder or any of their respective Affiliates or a then current director or employee of any direct competitor of any of the foregoing or shall have any interest that would be affected in any material respect by the outcome of the dispute. If the Parties cannot agree upon the identity of the Arbitrator within ten (10) Business Days after the date on which a request for arbitration is filed with the ADR Firm, then the Arbitrator shall selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 12(c), then the ADR Firm shall determine whether such criteria are met.
(iii)    Procedures; No Appeal. The Arbitrator shall allow such discovery as he or she determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The Arbitrator shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Arbitrator shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.
(iv)    Authority. The Arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.
(v)    Entry of Judgment. Judgment upon the decision and award rendered by the Arbitrator may be entered in the courts described in Section 13(f). Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Arbitrator.
(vi)    Confidentiality. All proceedings under this Section 13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the Arbitrator.
(d)    Continued Performance. The fact that the dispute resolution procedures specified in this Article 12 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith.
(e)    Tolling. All applicable periods of limitation shall be tolled while the procedures specified in this Article 12 are pending. The Parties shall take such action, if any, required to effect such tolling. Without limitation, no statements made by any Party or its representatives during any arbitration conducted pursuant to this Article 12 may be used for any purpose in any subsequent proceeding.
(f)    Other Proceedings. Notwithstanding anything to the contrary in this Article 12:
(i)    Equitable Relief. Buyer or the Companies may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 13(l). Such an application shall not be deemed a waiver of the right to compel negotiation or arbitration pursuant to this Article 12.
(ii)    Necessary Parties. No Party shall be required to submit to arbitration hereunder unless all persons or entities who are not Parties, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the Parties. Notwithstanding the foregoing, the Parties agree that Escrow Agent is not a necessary party to, and shall not be joined in or made a party to, any arbitration or other proceeding commenced by any Party in respect of a Dispute.
(iii)    Exclusivity; Significant Claims. Except as otherwise expressly set forth in a written agreement between Buyer and the Shareholders’ Agent, this Article 12 sets forth the exclusive method of resolving any Dispute; provided, however, that this Article 12 shall not apply with respect to any Dispute where a reasonable, good faith estimate of the amount in controversy, excluding attorneys’ fees and expenses, exceeds Two Million Dollars ($2,000,000).
13.    MISCELLANEOUS
(a)    Shareholders’ Agent.
(i)    Appointment. The Shareholders hereby appoint and constitute Sentry Financial Capital Corp. as the “Shareholders’ Agent” hereunder, to exercise the powers on behalf of the Shareholders set forth in this Agreement, and Sentry Financial Capital Corp. hereby accepts such appointment. In the event of the resignation or inability to act of Sentry Financial Capital Corp., and upon receipt by Buyer of evidence of the same, Scott A. Green shall be the successor the Shareholders’ Agent with all of the powers of his predecessor.
(ii)    Power of Attorney. Each Shareholder, by execution of this Agreement, hereby constitutes and appoints the Shareholders’ Agent as its, his or her true and lawful attorney in fact, with full power in its, his or her name and on its, his or her behalf:

(A)    to act on behalf of such Shareholder according to the terms of this Agreement, including the power to amend this Agreement; to give and receive notices on behalf of such Shareholder; and to act on behalf of such Shareholder in connection with any matter as to which the Shareholders, jointly and severally, are an “Indemnified Party” or “Indemnifying Party” under Article 9; all in the absolute discretion of the Shareholders’ Agent; and
(B)    in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.
This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of the Companies or any Shareholder or by operation of Law, whether by the merger, dissolution or liquidation of the Companies, by the death or incapacity of any Shareholder or by the occurrence of any other event. All action taken by the Shareholders’ Agent hereunder shall be final and binding upon all Shareholders.
(b)    Disclosure Schedule. The Companies and the Shareholders have prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.
(c)    Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and the Shareholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order, the rules or regulations of the Securities Exchange Commission or the requests of the NYSE MKT exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (i) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date, and (ii) the Companies and the Shareholders shall provide Buyer access to, and facilitate meetings with, employees of the Companies for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.
(d)    Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and the Shareholders’ Agent, and any attempted assignment without such consent shall be void and without legal effect.
(e)    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including, for this purpose, the Companies).
(f)    Law Governing Agreement; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 12, each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, Milwaukee, Wisconsin, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.
(g)    Severability. If the Arbitrator or any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 6(c) and Section 6(d), are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
(h)    Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and the Shareholders’ Agent; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by the Companies and/or all Shareholders.
(i)    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
(j)    Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile transmission;

or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(A)	If to Buyer, to:

Orion Energy Systems, Inc.
2210 Woodland Drive
Manitowoc, WI 54220
Attention: Scott Jensen
Facsimile: (866) 497-8010

(with a copy to)

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Steven R. Barth
Facsimile: (414) 297-4900

(B)	If to the Shareholders or the Shareholders' Agent, to:

Sentry Financial Capital Corp.
201 So. Main Street, Suite 1400
Salt Lake City, UT 84111
Attention: R. Kirk Heaton
Facsimile: (801) 596-9630

(with a copy to)

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Attention: Ken Tillou
Facsimile: (801) 532-7750

(C)	If to the Companies, to:

Harris Manufacturing, Inc.
Harris LED, LLC
4035 Reynolds Boulevard
Green Cove Springs, FL 32043
Attention: Andrew Bebbington
Facsimile: (904) 284-1865

(with a copy to)

Sentry Financial Capital Corporation
201 So. Main Street, Suite 1400
Salt Lake City, UT 84111
Attention: R. Kirk Heaton
Facsimile: (801) 596-9630
or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.
(k)    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:
(i)    Expenses to be Paid by the Shareholders. The Shareholders shall pay each of the following (none of which shall constitute a Liability payable by the Companies or Buyer):
(A)    Brokerage. The Shareholders shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Companies and any of its shareholders (including any Shareholder), directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof
(B)    Transfer Taxes. All Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Equity Interests to Buyer and the other transactions contemplated hereby; the Shareholders, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and if and to the extent required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(C)    Accounting Compliance Fees; Contract Termination Fees. The Shareholders shall be solely responsible for the payment of the fees, expenses, and costs incurred by Buyer in connection with the audit of the Financial Statements in accordance with requirements of the Securities Act of 1933 and rules and regulations promulgated thereunder applicable to Buyer in connection with the transactions contemplated by this Agreement (the “Accounting Compliance Fees”) and the Contract Termination Fees; provided, that the aggregate amount of the Accounting Compliance Fees and Contract Termination Fees to be paid by the Shareholders shall not exceed Seventy-Five Thousand Dollars ($75,000).
(D)    Professional Fees. All fees and expenses of the Companies’ and the Shareholders’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.
(ii)    Expenses to be Paid by Buyer. Buyer shall pay each of the following (none of which shall constitute a Liability payable by the Companies or Buyer):
(A)    Brokerage. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.
(B)    Professional Fees. All fees and expenses of Buyer’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.
(l)    Equitable Relief. The Companies and the Shareholders agree that (i) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by any Shareholder of the provisions of Section 6(c) or Section 6(d) will result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (ii) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond. This Section 13(l) shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.
(m)    Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements (including the Letter of Intent, dated April 12, 2013, among the Parties and the Corporate Non-Disclosure Agreement between Buyer and Sentry Financial Capital Corporation dated February 4, 2013), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.
(n)    Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o)    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(p)    Interpretive Provisions. For purposes of this Agreement, (i) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole. All statements and information contained in the Disclosure Schedule or in any certificate, instrument or other document delivered by or on behalf of the Companies or any Shareholder pursuant hereto shall be deemed representations and warranties by the Companies and the Shareholders under Article 3. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. As used herein, all references to “Companies” or “Companies’” shall be deemed to be references to “Companies, including HMI or HLED individually” or “Companies’, including HMI’s or HLED’s”. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
(q)    Definitions. For purposes of this Agreement, the term:
(i)    “Accounting Adjustments” has the meaning set forth in Section 5(n).
(ii)    “Accounting Compliance Fees” has the meaning set forth in Section 13(k).
(iii)    “ADR Firm” has the meaning set forth in Section 12(b).
(iv)    “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such person or entity or the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

(v)    “Agreement” has the meaning set forth in the preamble of this Agreement.
(vi)    “Acquisition Proposal” has the meaning set forth in Section 5(b).
(vii)    “Arbitrator” has the meaning set forth in Section 12(c)(i).
(viii)    “Arbitration Rules” has the meaning set forth in Section 12(c)(i).
(ix)    “Balance Sheet” has the meaning set forth in Section 2(e)(i).
(x)    “Balance Sheet Assets” means the assets of the Companies (after eliminating intercompany items) consisting of the following line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (A) “Accounts Receivable” (B) “Cash and Cash Equivalents”), and (C) “Inventory.”
(xi)    “Balance Sheet Dispute” has the meaning set forth in Section 2(e)(vii)
(xii)    “Balance Sheet Liabilities” means the Liabilities of the Companies (after eliminating intercompany items) consisting of the following line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be: (A) “Accounts Payable,” (Bi) “Accrued Expenses,” and (C) any Funded Indebtedness (to the extent not paid in full per Section 2(c)).
(xiii)    “Balance Sheet Objection” has the meaning set forth in Section 2(e)(v).
(xiv)    “Basket Amount” has the meaning set forth in Section 9(e).
(xv)    “Business” has the meaning set forth in the recitals of this Agreement.
(xvi)    “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of New York are authorized by law or executive action to close.
(xvii)    “Buyer” has the meaning set forth in the preamble of this Agreement.
(xviii)    “Buyer Indemnified Parties” has the meaning set forth in Section 9(a).
(xix)    “Buyer SEC Reports” means all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by Buyer with the SEC since January 1, 2010.

(xx)    “Buyer’s Response Period” has the meaning set forth in Section 2(e)(vi).
(xxi)    “Cap” has the meaning set forth in Section 9(e).
(xxii)    “Claim” means and includes (A) all Liabilities; (B) all losses, damages, judgments, awards, penalties and settlements; (C) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (D) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.
(xxiii)    “Closing” has the meaning set forth in Section 10(a).
(xxiv)    “Closing Date” has the meaning set forth in Section 10(a).
(xxv)    “Code” means the Internal Revenue Code of 1986, as amended.
(xxvi)    “Commercially Reasonable Efforts” mean the efforts that a prudent business Person desirous of achieving a result would use in similar circumstances to achieve the result in an expeditious manner; provided, however, that Person required to use Commercially Reasonable Efforts under this Agreement will not be hereby required to take actions that would result in a material decrease in the benefits to such Person of this Agreement or the transactions contemplated hereby, or to dispose of or make any change to its business, expend any increased material funds or incur any other increased material burden.
(xxvii)    “Common Stock” has the meaning set forth in Section 2(f).
(xxviii)    “Companies” has the meaning set forth in the preamble of this Agreement.
(xxix)    “Company Accounting Principles” has the meaning set forth in Section 2(e)(i).
(xxx)    “Company Insurance Policies” has the meaning set forth in Section 3(n).
(xxxi)    “Company Trade Rights” means all of the Companies’ worldwide rights in, to and under Trade Rights.
(xxxii)    “Competitor” means any person or entity that now or hereafter engages in or attempts to engage in any aspect of the Business.
(xxxiii)    “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which any Shareholder has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, the Companies, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by any Shareholder.
(xxxiv)    “Contract Termination Fees” means any amounts Companies are obligated to pay to terminate, not renew or discontinue any Contracts (other than that certain Lease Agreement between Clay County Port, Inc. and HMI dated September 30, 2007 as amended by Amendment No. One dated October 11, 2010) as a result of proposed post-closing integration of the Buyer’s and Companies’ businesses.
(xxxv)    “Contracts” means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.
(xxxvi)    “CPA Firm” has the meaning set forth in Section 2(e)(vii).
(xxxvii)    “Converted Financial Statements” has the meaning set forth in Section 5(m).
(xxxviii)        “DataSite Index” means the index, attached hereto as Schedule 13(q), which sets forth a listing of all documents made available to Buyer pursuant to the Dropbox materials provided to Buyer by Andrew Bebbington.
(xxxix)    “Designated Purchaser” has the meaning set forth in Section 1(b).
(xl)    “Disclosure Documents” has the meaning set forth in Section 5(i).
(xli)    “Disclosure Schedule” has the meaning set forth in Section 13(b).
(xlii)    “Dispute” has the meaning set forth in Section 12(b).
(xliii)    “Effective Time” has the meaning set forth in Section 2(e)(ii).
(xliv)    “Employee Plans/Agreements” has the meaning set forth in Section 3(r).
(xlv)    “Employment Agreements” has the meaning set forth in Section 10(b).

(xlvi)    “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
(xlvii)    “Equity Interests” has the meaning set forth in the recitals of this Agreement.
(xlviii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(xlix)    “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which either of the Companies is a member, an unincorporated trade or business under common control with either of the Companies (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which either of the Companies is a member.
(l)    “Estimated Closing Balance Sheet” has the meaning set forth in Section 2(e)(ii).
(li)    “Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.
(lii)    “Facilities” has the meaning set forth in the recitals of this Agreement.
(liii)    “FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including the United States Department of Defense Federal Acquisition Regulation Supplement codified at Title 48 of the Code of Federal Regulations.
(liv)    “Final Closing Balance Sheet” has the meaning set forth in Section 2(e)(viii).
(lv)    “Financial Statements” has the meaning set forth in Section 3(e)(i).
(lvi)    “Funded Indebtedness” means (A) all obligations of the Companies for borrowed money, including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments, including without limitation all amount owed by Companies to Branch Banking & Trust Company; (B) all obligations of the Companies to pay the deferred purchase price of property or services recorded on the books of the Companies, except for (1) trade and similar accounts payable and accrued expenses arising in the ordinary course of business, (2) employee compensation and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, and (3) obligations in respect of customer advances received in the ordinary course of business, (C) all obligations of the Companies in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (D) all obligations of the Companies as lessee that are capitalized on the books of the Companies, and (E) all obligations of others guaranteed by the Companies, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange or similar instruments.
(lvii)    “GAAP” has the meaning set forth in Section 2(e)(i).
(lviii)    “Governance Documents” has the meaning set forth in Section 3(a)(v).
(lix)    “Government Bid” has the meaning set forth in Section 3(l)(iv).
(lx)    “Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, release, or other contractual agreement of any kind, as modified by binding modification or change orders, between the Company and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor or higher-tiered contractor of any Governmental Entity, or (c) any subcontractor to the Company with respect to any Contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
(lxi)    “Governmental Entities” has the meaning set forth in Section 3(d).
(lxii)    “HMI” has the meaning set forth in the preamble of this Agreement.
(lxiii)    “HLED” has the meaning set forth in the preamble of this Agreement.
(lxiv)    “Holding Period Letter” has the meaning set forth in Section 6(e).
(lxv)    “Income Taxes” means any Taxes based on, or measured by, income.
(lxvi)    “Indemnified Party” has the meaning set forth in Section 9(c)(i).
(lxvii)    “Indemnifying Party” has the meaning set forth in Section 9(c)(i).
(lxviii)    “Inventory” means all of the Companies’ inventories of raw materials, work‑in‑process and finished goods (including all such in transit, whether to or from the Companies), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

(lxix)    “IRS” means the Internal Revenue Service.
(lxx)    “Key Man Life Insurance Policies” has the meaning set forth in Section 4(l).
(lxxi)    “Knowledge” or “Knowledge of the Companies” means, and shall be limited to, the actual knowledge, after due inquiry, of Scott A. Green, Laura Fanelli, Andrew Bebbington, Scott Green, E. W. Dovel, and Ron Dawson.
(lxxii)    “Laws” has the meaning set forth in Section 3(d).
(lxxiii)    “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
(lxxiv)    “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.
(lxxv)    “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.
(lxxvi)    “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Companies as a whole or Business (or business of Buyer as the case may be), results of operations, prospects, condition (financial or otherwise) or assets of the Companies (or Buyer as the case may be).
(lxxvii)    “Membership Units” has the meaning set forth in the recitals of this Agreement.
(lxxviii)    “Net Working Capital” means an amount in U.S. Dollars equal to the total book value of the Balance Sheet Assets minus the total book value of the Balance Sheet Liabilities, in each case, as reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, all calculated in accordance with Section 2(e)(i) and Exhibit B attached hereto in the same manner and using the same methods as were used to compute Target Working Capital.
(lxxix)     “Non-GAAP Financials” has the meaning set forth in Section 5(m).
(lxxx)    “Orders” has the meaning set forth in Section 3(d).

(lxxxi)    “Party” or “Parties” means Buyer, the Companies and/or the Shareholders, as the case may be.
(lxxxii)    “Passive Investor Shareholders” means the following entities or individuals: Sentry, BMB Investments Ltd., Henry S. Hemmingway Revocable Trust, Clarence Boudreaux, Raymond James Associates, and Patrick Fagan.
(lxxxiii)    “Performance Shares” has the meaning set forth in Section 2(g).
(lxxxiv)     “Permitted Real Property Liens” has the meaning set forth in Section 3(m)(i).
(lxxxv)    “Preliminary Closing Balance Sheet” has the meaning set forth in Section 2(e)(iii).
(lxxxvi)    “Products/Services” means all products or services currently or previously sold by the Companies, or by any predecessor of the Companies, or that have borne a trademark of the Companies.
(lxxxvii)    “Promissory Note” has the meaning set forth in Section 2(b).
(lxxxviii)    “Pro-Rata Percentage” means, as to any Shareholder, that Shareholders combined percentage ownership interest in the Equity Securities, as set forth on Schedule 3(a)(vi), as updated from time to time.
(lxxxix)    “Purchase Price” has the meaning set forth in Section 2(a).
(xc)    “Real Property” has the meaning set forth in Section 3(m)(iii).
(xci)    “Recent Balance Sheet” has the meaning set forth in Section 3(e)(i).
(xcii)    “Regulatory Law” means any Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
(xciii)    “Representatives” has the meaning set forth in Section 12(b).
(xciv)    “Restricted Stock Agreements” has the meaning set forth in Section 9(b).
(xcv)    “Review Period” has the meaning set forth in Section 2(e)(iv).
(xcvi)    “Schedule” has the meaning set forth in Section 13(b).
(xcvii)    “SEC Reports” has the meaning set forth in Section 4(d).

(xcviii)    “Sentry” means Sentry Investments 3, LLC.
(xcix)    “Set Off” has the meaning set forth in Section 9(g).
(c)    “Share Consideration” has the meaning set forth in Section 2(f).
(ci)    “Shareholder” or “the Shareholders” has the meaning set forth in the preamble of this Agreement.
(cii)    “Shareholders’ Agent” has the meaning set forth in Section 13(a)(i).
(ciii)    “Shareholder Indemnified Party” has the meaning set forth in Section 9(b).
(civ)    “Shares” has the meaning set forth in the recitals of this Agreement.
(cv)    “Supplement” has the meaning in Section 5(j).
(cvi)    “Supplement Threshold” means that the aggregate of the expected Liabilities related to all of the Supplements is, as determined by Buyer acting reasonably and in good faith, greater than Thirty-Five Thousand Dollars ($35,000).
(cvii)    “Straddle Periods” has the meaning set forth in Section 6(b).
(cviii)    “Target Working Capital” means One Million Seven Hundred Thousand Dollars ($1,700,000), which amount was computed in the manner and using the accounting methods set forth on Exhibit B attached hereto. Following conversion of such figure into the GAAP Target Working Capital, for purposes of this Agreement the “Target Working Capital” shall equal the GAAP Target Working Capital.
(cix)    “Tax Audit” has the meaning set forth in Section 6(b)(v).
(cx)    “Taxes” means any supranational, federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.
(cxi)    “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(cxii)    “Tax Sharing Agreement” has the meaning set forth in Section 3(f)(vii).
(cxiii)    “Third Party Claim” has the meaning set forth in Section 9(c).
(cxiv)    “Trade Rights” means rights in the following: (A) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (B) all copyrights and all other rights associated therewith and the underlying works of authorship; (C) all patents and all proprietary rights associated therewith; (D) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (E) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (F) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.
(cxv)    “Transfer” has the meaning set forth in Section 6(e)
(cxvi)    “Waste” means (A) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (B) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (C) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.
[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

ORION ENERGY SYSTEMS, INC.

By:	/s/ John H. Scribante
Name:	John H. Scribante
Title:	Chief Executive Officer

HARRIS MANUFACTURING, INC.

By:	/s/ Andrew Bebbington
Name:	Andrew Bebbington
Title:	Chief Executive Officer

HARRIS LED, LLC

By:	/s/ Andrew Bebbington
Name:	Andrew Bebbington
Title:	Chief Executive Officer

SHAREHOLDERS:

SENTRY INVESTMENTS 3, LLC
By:	Sentry Financial Capital Corporation
Its:	Manager

By:	/s/ R. Kirk Heaton
Name:	R. Kirk Heaton
Title:	Executive Vice President

HJT INVESTMENTS, LLC

By:	/s/ Rachel Bebbington
Name:	Rachel Bebbington
Title:	Manager

BMB INVESTMENTS LTD.

By:	/s/ Mark S. Brown
Name:	Mark S. Brown
Title:	General Partner

HENRY S. HEMINGWAY REVOCABLE TRUST

By:	/s/ Henry S. Hemingway
Name:	Henry S. Hemingway
Title:	Trustee

/s/ Clarence Boudreaux
Clarence Boudreaux

/s/ E. W. Dovel
E. W. Dovel

/s/ Patrick Fagan
Patrick Fagan

RAYMOND JAMES ASSOCIATES, Inc.,
f/b/o PATRICK FAGAN (For HMI shares only)

By:	/s/ Raymond James Associates\
Name:	Mark S. Brown
Title:	Authorized Custodian

EQUITY TRUST COMPANY,
CUSTODIAN f/b/o E Patrick Fagan IRA
Account # 177731
Sterling Trust Company, a division of Equity
Trust Company (For HLED Units only)

By:	/s/ Natalie Thompson
Name:	Natalie Thompson
Title:	Authorized Signatory

/s/ Ron Dawson
Ron Dawson

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ANKMC, LLC

By:	/s/ Scott Green
Name:	Scott Green
Title:	Manager

SHAREHOLDERS' AGENT:
SENTRY FINANCIAL CAPITAL CORPORATION

By:	/s/ R. Kirk Heaton
Name:	R. Kirk Heaton
Title:	Executive Vice President

3